LOAN AGREEMENT

AMONG

ASCENT ENERGY INC.,

FORTIS CAPITAL CORP., as Agent

and

the Lenders signatory thereto

As of July 27, 2001

$40,000,000.00

Schedules

1.      List of Shareholders of the Borrower
2.      Disclosure Schedule
3.      Security Schedule
4.      Oil and Gas Real Properties

Exhibits

A       Promissory Note
B       Notice of Advance
C       Continuation/Conversion Notice
D       Stock Pledge Agreement
E       Assignment and Acceptance

LOAN AGREEMENT

            THIS LOAN AGREEMENT (the "Agreement") dated as of July 27, 2001, by and among ASCENT ENERGY INC., a Delaware corporation (the "Borrower"), FORTIS CAPITAL CORP., a Connecticut corporation, individually and as agent (the "Agent") and the lenders party hereto (each, a "Lender" and, collectively, the "Lenders"). In consideration of the mutual covenants and agreements herein contained, the parties hereby formally covenant, agree and bind themselves as follows:

            1.    Definitions. When used herein the terms "Agent," "Agreement," "Borrower," and "Lenders," shall have the meanings indicated above. When used herein the following terms shall have the following meanings:

            "Acquisition" means the acquisition of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding voting securities of Pontotoc pursuant to an exchange offer by the Borrower followed by a merger of Pontotoc Acquisition with Pontotoc, all as more fully set forth in the Acquisition Documents.

            "Acquisition Documents" means (a) the Agreement and Plan of Merger dated as of January 19, 2001, among Pontotoc, Pontotoc Acquisition, and the Borrower, and (b) all other agreements or instruments delivered in connection therewith to consummate the acquisition contemplated thereby.

            "Advance" means a borrowing of new Loans of a single Type pursuant to Section 2(a) or a Continuation or Conversion of existing Loans into a single Type (and, in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2(c).

            "Adjusted LIBOR Rate" means a rate per annum which is the LIBOR Offered Rate (determined and fixed for the duration of any Interest Period) as adjusted by the Lenders for the Eurodollar Reserve Requirement. The determination of the Adjusted LIBOR Rate shall be made by the Agent in its discretion and shall be binding and conclusive in the absence of manifest error.

            "Affiliate" means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power

            (a)    to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or

            (b)    to direct or cause the direction of the management and policies of such Person whether by contract, in an advisory capacity or otherwise.

            "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of Base Rate Loans and such Lender's Eurodollar Lending Office in the case of Eurodollar Loans.

            "Base Rate" means, for any day, the rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus one-half of one percent (.5%) and (b) the Prime Rate for such day, plus the Base Rate Margin. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

            "Base Rate Loan" means a Loan which bears interest at the Base Rate.

            "Base Rate Margin" means, on each day:

            (a)    one-half of one percent (.50%) per annum when the Facility Usage on such day is less than or equal to 24% of the Borrowing Base on such day,

            (b)    one-half of one percent (.50%) per annum when the Facility Usage on such day is greater than 24% and less than or equal to 49% of the Borrowing Base on such day,

            (c)    three-quarters of one percent (.75%) per annum when the Facility Usage on such day is greater than 49% and less than or equal to 74% of the Borrowing Base on such day, and

            (d)    one percent (1.0%) per annum when the Facility Usage on such day is greater than 74% of the Borrowing Base on such day.

Provided that the Base Rate Margin for the first six months following the First Closing Date shall be one percent (1.0%).

            "Borrowing Base" means the amount determined by the Agent and the Required Lenders from time to time in accordance with Section 9 hereof provided that in no event shall the Borrowing Base ever exceed the Revolving Commitment. Until the next determination of the Borrowing Base pursuant to Section 9 hereof the Borrowing Base shall be Thirty Million Dollars ($30,000,000).

            "Borrowing Base Deficiency" has the meaning given such term in Section 4(b)(ii).

            "Business Day" means the normal banking hours during any day (other than Saturdays or Sundays or legal holidays) that banks are legally open for business in Dallas, Texas and New York City, New York.

            "Cash Interest Expense" means, with respect to any fiscal period, the interest expense incurred for such period as determined in accordance with GAAP and paid in cash, excluding, however, any dividends accrued or paid on the Borrower's Preferred Stock.

            "Cash Proceeds" means, for any period, the aggregate amount of revenue paid to and received by the Borrower or any other Restricted Person and derived from any disposition of hydrocarbons produced from the Oil and Gas Real Properties and other Collateral, less all (i) amounts attributable to production, severance, excise or windfall profits taxes, or any other tax, impost, or levy on production, (ii) payments due to the owners (other than the Borrower or any other Restricted Person) of any royalties, overriding royalty interests, net profits interests, production payments, and any other similar interests which are payable out of, are attributable to, or are a burden upon, any production of such hydrocarbons, and (iii) operating expenses and capital costs ordinary and necessary to recover such hydrocarbons during such period.

            "CERCLA" has the meaning provided in Section 11(aa)(vii).

            "CERCLIS" has the meaning provided in Section 11(aa)(vii).

            "Change of Control" means the occurrence of either of the following events: (a) any Person or two or more Persons acting as a group shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934, as amended, and including holding proxies to vote for the election of directors other than proxies held by the Borrower's management or their designees to be voted in favor of Persons nominated by the Borrower's Board of Directors) of forty percent (40%) or more of the Borrower's outstanding voting securities, TCW and Jefferies shall, in the aggregate, own, directly or through their Affiliates, a lesser percentage of the Borrower's outstanding voting securities than such group, measured, in each instance, by voting power (including both common stock and any preferred stock or other equity securities entitling the holders thereof to vote with the holders of common stock in elections for directors of the Borrower) or (b) the majority of the directors of the Borrower shall consist of Persons not nominated by the Borrower's Board of Directors (not including as Board nominees any directors which the Board is obligated to nominate pursuant to shareholders agreements, voting trust arrangements or similar arrangements). For purposes of this definition, all Forman shareholders shall be treated as shareholders of the Borrower by allocating, on a pro forma basis, all shares of the Borrower owned by Forman to Forman's shareholders according to their respective ownership interests in Forman.

            "Change of Ownership" shall occur if the shareholders of the Borrower listed on Schedule 1 collectively cease to own, directly or through their Affiliates, at least fifty percent (50%) plus one share of the outstanding voting securities of the Borrower, measured by voting power (including both common stock and any preferred stock or other equity securities entitling the holders thereof to vote with the holders of common stock in elections for directors of the Borrower). For purposes of this definition, all Forman shareholders shall be treated as shareholders of the Borrower by allocating, on a pro forma basis, all shares of the Borrower owned by Forman to Forman's shareholders according to their respective ownership interests in Forman.

            "C-K Report" means the environmental report prepared by C-K Associates, Inc. dated March 31, 2001, relating to the Oil and Gas Real Properties owned by Pontotoc and its Restricted Subsidiaries.

            "Class B Preferred Stock" means Borrower's Class B 8% preferred stock in an amount not to exceed $13,500,000 that shall, under such preferred stock's certificate of designation, automatically be converted into shares of the Borrower's common stock if not redeemed by the Borrower on or before the second anniversary of its issuance, with any such redemption to be subject to Section 16(r).

            "Collateral" means all Stock Collateral, Oil and Gas Real Properties, Oil and Gas Personal Properties, and the Cash Proceeds therefrom which are now or hereafter subject to a Lien in favor of the Agent on behalf of the Lenders, pursuant to Section 8 and the Security Documents.

                        "Commitment Margin" means:

            (a)    .375% per annum when the Facility Usage on such day is less than or equal 49% of the Borrowing Base on such day,

            (b)    .50% per annum when the Facility Usage on such day is greater than 49% on such day.

Provided that the Commitment Margin for the first six months after the Closing Date shall be .50% per annum.

            "Consolidated" means the consolidation of any Person, in accordance with GAAP, with its properly consolidated Restricted Subsidiaries. References herein to a Person's Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated Restricted Subsidiaries.

            "Consolidated Tangible Net Worth" means all Consolidated assets of the Borrower, minus intangible assets, minus the Borrower's Consolidated liabilities. For purposes of this definition, "intangible assets" shall include patents, copyrights, licenses, franchises, good will, trade names, and trade secrets but shall exclude oil, gas, or other mineral leases and shall further exclude all leases required to be capitalized under GAAP. Also for purposes of this definition, the Borrower's Consolidated liabilities shall exclude the Borrower's Preferred Stock.

            "Continuation" means the continuation pursuant to Section 2(c) hereof of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.

            "Continuation/Conversion Notice" means a written or telephonic request, or a written confirmation, made by the Borrower which meets the requirements of Section 2(c).

            "Continuing 85% Test" has the meaning provided in Section 8(d).

            "Conversion" means a conversion pursuant to Section 2(c) or Section 6 of one Type of Loan into another Type of Loan.

            "Current Assets" means the total of the Borrower's current assets, including the unfunded portion of the Revolving Commitment, determined in accordance with GAAP on a Consolidated basis.

            "Current Liabilities" means the total of the Borrower's current liabilities as determined in accordance with GAAP on a Consolidated basis, excluding all payments on the Note(s) falling due within one year of the date of calculation.

            "Current Ratio" means the ratio of Current Assets divided by Current Liabilities.

            "Debt" means, with respect to any Person, as of any date of determination (without duplication) (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all capitalized lease obligations, (g) all obligations of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, and (h) all outstanding letters of credit issued for the account of such Person, but shall exclude current accounts payable arising in the ordinary course of business and, in the case of the Borrower and its Restricted Subsidiaries, the Borrower's Preferred Stock and any Permitted Hedging Debt.

            "Default Rate" means the rate of interest provided for in Section 5(c).

            "Determination Date" has the meaning provided in Section 9(d).

            "Disclosure Report" means a notice given by the Borrower under Section 15(j).

            "Disclosure Schedule" means Schedule 2 hereto.

            "Dissenters' Rights Costs" means, in aggregate, all cash in excess of $9.00 per share paid to Pontotoc shareholders exercising dissenters' rights under Nevada law in connection with the Acquisition.

            "Distributions" has the meaning provided in Section 16(e).

            "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" below its name on its signature page hereto; and, with respect to the Agent, the office, branch, or agency through which it administers this Agreement.

            "EBITDA" means with respect to any Person at any date of determination, the sum of (a) net income for such Person for the twelve (12) most recent consecutive months, plus (b) interest expense deducted in arriving at such net income plus (c) Federal, state and local income taxes deducted in arriving at such net income plus (d) depreciation, amortization, depletion, and other non-cash charges deducted in arriving at such net income as computed and calculated in accordance with GAAP.

            "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $1,000,000,000 and having deposits rated in either of the two highest generic letter rating (categories (without regard to subcategories) from either Standard & Poor's Corporation "S&P") or Moody's Investors Service, Inc. ("Moody's"); (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development ("OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; and (c) any other entity approved by the Agent in its sole discretion.

            "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Super Fund Amendments and Reauthorization Act of 1986, 42 U.S.C.A. § 9601, et seq., the Resource Conservation and Recovery Act, as amended by the Hazardous Solid Waste Amendment of 1984, 42 U.S.C.A. § 6901, et seq., the Clean Air Act, 42 U.S.C.A. § 1251, et seq., the Toxic Substances Control Act, 15 U.S.C.A. § 2601, et seq., and all other Laws of any Governmental Entity relating to air pollution, water pollution, noise control and/or the handling, discharge, disposal or recovery of on-site or off-site asbestos or "hazardous substances" as defined by 42 U.S.C. § 9601, et seq., as amended, as each of the foregoing may be amended from time to time.

            "Environmental Liability" means any claim, demand, obligation, cause of action, order, violation, damage, injury, judgment, penalty or fine, cost of enforcement, cost of remedial action or any other costs or expense whatsoever, including reasonable attorneys' fees and disbursements, resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien.

            "Environmental Lien" means a Lien in favor of any court, governmental agency or instrumentality or any other Person (i) for any Environmental Liability or (ii) for damages arising from or cost incurred by such court or governmental agency or instrumentality or other Person in response to a release or threatened release of asbestos or "hazardous substance" into the environment.

            "Environmental Permits" shall have the meaning provided in Section 11(aa)(x).

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" has the meaning provided in Section 11(k).

            "ERISA Plan" has the meaning provided in Section 11(k).

            "Eurodollar Business Day" means the normal banking hours during any day (other than Saturdays or Sundays or legal holidays) that banks are legally open for business in Dallas, Texas, and New York City, New York, and on which day dealings in United States Dollars are conducted in the London interbank market.

            "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" below its name on the signature page hereto (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

            "Eurodollar Loan" means a Loan which bears interest at the LIBOR Rate.

            "Eurodollar Reserve Requirement" means that percentage which is in effect on any day, as provided by the Board of Governors of the Federal Reserve System (or any successor governmental body) applied for determining the reserve requirements (including, without limitation, basis, supplemental, marginal and emergency reserves) under Regulation D (12 C.F.R. Part 24), or any successor or other law or regulation relating to reserve requirements applicable to each Lender, with respect to Eurocurrency liabilities or Eurocurrency funding.

            "Event of Default" means an event or circumstance described in Section 17.

            "Facility Usage" means, at the time in question, the aggregate amount of outstanding Loans plus the amount of existing LC Obligations at such time.

            "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of Dallas, Texas on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent.

            "Financial Statements" means the Borrower's Consolidated balance sheets, income statements, statements of cash flow and appropriate footnotes (except for the non-year-end financial statements) and schedules, prepared in accordance with GAAP; provided, however, that all such financial statements for the Borrower dated as of a date prior to the closing of the Acquisition and the Forman Contribution shall be pro forma financial statements.

            "First Closing" means the initial closing under this Agreement pursuant to which the Borrower shall satisfy the requirements in Section 12, and, if the Borrower satisfies such conditions, the Lenders shall make the initial Advance to the Borrower in the amount of $30,000,000.

            "First Closing Date" means the date on which the conditions to the initial Advance set forth in Section 12 have been satisfied, but no later than August 15, 2001.

            "Fiscal Quarter" means the quarterly periods ending March 31, June 30, September 30, and December 31.

            "Forman" means the Borrower's parent corporation, Forman Petroleum Corporation, a Louisiana corporation.

            "Forman Reserve Reports" means the Netherland Sewell report dated as of December 31, 2000 with respect to Forman's oil and gas reserves.

            "GAAP" means generally accepted accounting principles, consistently applied; provided, however, that for purposes of any financial calculations under Section 16(g), 16(h), and 16(j), the Borrower shall exclude the effect of any non-cash effects resulting from (i) any ceiling test or other requirement to write down the value of the oil and gas reserves of the Borrower and its Subsidiaries or (ii) the application of FASB 133.

            "General and Administrative Expenses" means the Borrower's reasonable general and administration expenses.

            "Good Title" has the meaning provided in Section 11(s).

            "Governmental Entity" means any Tribunal, administrative agency or commission, or other governmental authority or instrumentality, foreign, domestic or supranational.

            "Guarantor" means any Person who has guaranteed some or all of the Obligations pursuant to a guaranty listed on the Security Schedule or any other Person who has guaranteed some or all of the Obligations and who has been accepted by the Agent as a Guarantor or any Restricted Subsidiary of the Borrower which now or hereafter executes and delivers a guaranty to the Agent pursuant to Section 15(p).

            "Hazardous Material" has the meaning provided in Section 11(aa)(xiii)(A).

            "Hedging Contract" means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.

            "Indebtedness" means any and all indebtedness for borrowed money and any and all indebtedness (actual or contingent) under any guarantee.

            "Interest Period" means the period commencing on the first effective Eurodollar Business Day of an Interest Period Election and ending one, two, three, or six months thereafter, as designated by the Borrower in its sole discretion at the time of making such Interest Period Election, provided that:

            (i)    if any Interest Period would otherwise end on a day which is not a Eurodollar Business Day, then such Interest Period shall be extended to the next succeeding Eurodollar Business Day unless to do so would extend such Interest Period into a subsequent calendar month, in which event such Interest Period shall end on the next preceding Eurodollar Business Day, and

            (ii)    any Interest Period that begins on the last day of a calendar month, or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, shall end on the last Eurodollar Business Day of the last calendar month of such Interest Period.

Notwithstanding anything to the contrary contained herein, no Interest Period with respect to a Eurodollar Loan may end on a day which is after the Revolving Loan Maturity Date.

            "Interest Period Election" means an election by the Borrower, made in accordance with this Agreement, to have the Interest Period be for a period of one, two, three or six months.

            "Investment" means, with respect to any Person, any capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any capital stock, bonds, notes, debentures or other securities or evidences of Debt issued by, any other Person, other than a loan to such Person even if such loan is evidenced by a Note.

            "Jefferies" means Jefferies & Company, Inc.

            "Law" means any law, statute, code, ordinance, order, judgment, decree, injunction, rule, regulation, or restriction of any Governmental Entity.

            "LC Application" means any application for a Letter of Credit hereafter made by Borrower to LC Issuer.

            "LC Collateral" has the meaning given to such term in Section 7(f).

            "LC Issuer" has the meaning given to such term in Section 7(a).

            "LC Obligations" means, at the time in question, the sum of all Matured LC Obligations plus the Maximum Drawing Amount.

            "Letter of Credit" means any documentary letter of credit issued by LC Issuer pursuant to this Agreement.

            "LIBOR Margin" means, on each day:

            (a)    one and three quarters of one percent (1.75%) per annum when the Facility Usage on such day is less than or equal to 24% of the Borrowing Base on such day,

            (b)    two percent (2.0%) per annum when the Facility Usage on such day is greater than 24% and less than or equal to 49% of the Borrowing Base on such day,

            (c)    two and one quarter of one percent (2.25%) per annum when the Facility Usage on such day is greater than 49% and less than or equal to 74% of the Borrowing Base on such day, and

            (d)    two and one half of one percent (2.5%) per annum when the Facility Usage on such day is greater than 74% of the Borrowing Base on such day.

Provided that the LIBOR Margin for the first six months following the First Closing Date shall be two and one-half percent (2.5%).

            "LIBOR Offered Rate" means, with respect to each Interest Period and each Eurodollar Loan hereunder, the rate per annum (determined and fixed for the duration of such Interest Period) determined by the Agent to be the per annum rate at which dollar deposits (in amounts comparable to the principal amount of each Eurodollar Loan which will be subject to the LIBOR Rate and for a period of time equal or comparable to such Interest Period) in immediately available funds are offered (at approximately 11:00 a.m., New York City, New York time) three Eurodollar Business Days prior to the first day of such Interest Period to the Agent in the London Interbank Eurodollar market for delivery on the first day of such Interest Period.

            "LIBOR Rate" means the Adjusted LIBOR Rate plus the LIBOR Margin.

            "Lien" means any mortgage, deed of trust, pledge, security interest, assignment, encumbrance or lien (statutory or otherwise) of every kind and character.

            "Loan" has the meaning given such term in Section 2.

            "Loan Documents" means this Agreement, the Notes, the Security Documents, LC Applications, and any and all other documents executed in connection with this Agreement and the transactions contemplated hereby.

            "Loan Value" means the percentage of the Borrowing Base attributable to a particular Oil and Gas Real Property considered in determining the Borrowing Base as determined by the Agent in its good faith discretion pursuant to parameters and valuation models applied by the Agent to its other similarly situated customers.

            "Mandatory Redeemable Preferred Stock" means Borrower's Class A 8% preferred stock in an amount not to exceed $21,100,000 which Borrower is required under such preferred stock's certificate of designation to redeem on or before the fifth anniversary of its issuance.

            "Material Adverse Effect" means any circumstances or events which might reasonably be expected to (i) have a material adverse effect on the assets or properties, liabilities, financial condition, business, operations, affairs or circumstances of the Borrower from those reflected in the Financial Statements of Pontotoc and Forman, each dated as of March 31, 2001, or from the facts represented or warranted in this Agreement or any other Loan Document (other than any representation or warranty related solely to a different point in time), or (ii) materially impair the ability of any Restricted Person to carry out its business as it exists on the date hereof or as proposed on the First Closing Date to be conducted or to meet its obligations under the Notes, this Agreement or the other Security Documents or Loan Documents on a timely basis.

            "Matured LC Obligations" means all amounts paid by LC Issuer on drafts or demands for payment drawn or made under or purported to be under any Letter of Credit and all other amounts due and owing to LC Issuer under any LC Application for any Letter of Credit, to the extent the same have not been repaid to LC Issuer (with the proceeds of Loans or otherwise).

            "Maximum Drawing Amount" means at the time in question the sum of the maximum amounts which LC Issuer might then or thereafter be called upon to advance under all Letters of Credit which are then outstanding.

            "Maximum Rate" means, at any particular time in question, the maximum rate of interest which under applicable law may then be charged on the Notes. If such maximum rate changes after the date hereof, the Maximum Rate shall be automatically increased or decreased, as the case may be, without notice to the Borrower from time to time as the effective date of each change in such Maximum Rate.

            "Non-Recourse Indebtedness" means Indebtedness of an Unrestricted Subsidiary of the Borrower owing to any Person other than the Borrower or its Restricted Subsidiaries where (a) neither the Borrower nor any of its Restricted Subsidiaries: (i) provides any guaranty or credit support for such Indebtedness; or (ii) is directly or indirectly liable for such Indebtedness and (b) no default with respect to such Indebtedness (including any rights which the holder thereof may have to take enforcement action against such Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any Indebtedness of the Borrower or any its Restricted Subsidiaries to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

            "Notes" has the meaning given such term in Section 2(a).

            "Notice of Advance" means a written or telephonic request, or a written confirmation, made by the Borrower which meets the requirements of Section 2.

            "Obligations" means all Debt from time to time owing by any Restricted Person to any Lender under or pursuant to any of the Loan Documents. "Obligation" means any part of the Obligations.

            "Oil and Gas Properties" means, collectively, Oil and Gas Personal Properties and Oil and Gas Real Properties.

            "Oil and Gas Personal Properties" means any and all interests in fixtures, equipment and machinery (including well equipment and machinery and workover, completion and drilling rigs), oil and gas production, gathering, compression, treating, processing, transmission or storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to or necessary for the operation of the Oil and Gas Real Properties.

            "Oil and Gas Real Properties" means any and all types of: (i) direct and indirect, current or reversionary, interests in and rights in respect of oil, gas and other minerals and hydrocarbons, including mineral leases, fee interests, surface interests, mineral rights or mineral servitudes, working interests, royalties, overriding royalties, production payments, net profits interests, and other non-working interests and non-operating interests and (ii) easements, rights of way, servitudes, and other similar interests appurtenant to any of the foregoing.

            "OBEC" means Pontotoc's wholly-owned Restricted Subsidiary, Oklahoma Basic Economy Corporation, an Oklahoma corporation.

            "Percentage Share" means, with respect to any Lender (a) when used in Section 2(a) in any Notice of Advance or when no Loans are outstanding hereunder, the percentage set forth opposite such Lender's name on its signature page hereto, and (b) when used otherwise, the percentage obtained by dividing (i) the sum of the unpaid principal balance of such Lender's Loans at the time in question, by (ii) the sum of the aggregate unpaid principal balance of all Loans at such time.

            "Permitted Hedging Debt" means any obligations incurred by the Borrower or one of its Restricted Subsidiaries pursuant to Hedging Contracts the Borrower or such Restricted Subsidiary enters into as required by Section 15(r) and any additional Hedging Contracts permitted by Section 16(n).

            "Permitted Investments" means Investments:

            (a)    in open market commercial paper, maturing within 270 days after acquisition thereof, which is rated at least A-1 by S & P or P-1 by Moody's;

            (b)    in marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America; and

            (c)    in demand deposits, and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, with any office of any national or state bank or trust company which is organized under the Laws of the United States of America or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose certificates of deposit are rated at least Aa3 by S&P or AA -- by Moody's.

            "Permitted Liens" means:

            (a)    statutory Liens for taxes, assessments or other governmental charges or levies which are not yet delinquent or which are being contested in good faith by appropriate action;

            (b)    landlords', operators', carriers', warehousemen's, repairmen's, mechanics', materialmen's, or other like Liens which do not secure Indebtedness, in each case only to the extent arising in the ordinary course of business and only to the extent securing obligations which are not delinquent or which are being contested in good faith by appropriate proceedings;

            (c)    minor defects and irregularities in title to any property, so long as such defects and irregularities neither secure Indebtedness nor materially impair the value of such property or the use of such property for the purposes for which such property is held;

            (d)    deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature (excluding appeal bonds) incurred in the ordinary course of business including any cash deposits provided to secure reimbursement obligations with respect to letters of credit issued by Prior Bank;

            (e)    Liens under the Security Documents;

            (f)    any servitudes, easements, rights of way, and similar rights affecting any Oil and Gas Real Properties which are normal and customary and do not render title to such Oil and Gas Real Property unmarketable;

            (g)    Other Liens with respect to the Oil and Gas Real Properties that are exceptions to the title opinions issued in connection with existing mortgages, as expressly accepted by the Agent;

            (h)    farm-out, carried working interest, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, Oil and Gas Real Properties or the sale of the hydrocarbons after they are produced which are existing at the time of acquisition of such Oil and Gas Real Properties, are usual and customary for the industry;

            (i)    with respect only to Oil and Gas Properties subject to any particular Security Document, Liens burdening such Oil and Gas Properties which are expressly allowed by such Security Document;

            (j)    Liens securing the obligations of the Borrower and other Restricted Persons pursuant to any Hedging Contracts required by Section 15(r) or permitted by Section 16(n); and

            (k) Liens contemplated by Section 16 (c)(vii)

            "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

            "Pontotoc" means Pontotoc Production, Inc., a Nevada corporation.

            "Pontotoc Gathering" means Pontotoc Gathering LLC, a limited liability company organized under the laws of Oklahoma, which is a wholly-owned subsidiary of Pontotoc Holdings.

            "Pontotoc Holdings" means Pontotoc Holdings, Inc., an Oklahoma corporation, which is a wholly-owned subsidiary of Pontotoc.

            "Pontotoc Acquisition" means the Borrower's wholly-owned Restricted Subsidiary, Pontotoc Acquisition Corp., a Nevada corporation.

            "Pontotoc Reserve Reports" means the reserve report dated April 1, 2000 prepared by Fletcher Lewis Engineering Inc. relating to the Oil and Gas Properties owned by Pontotoc, the roll-forward reserve report dated October 27, 2000 prepared by Fletcher Lewis Engineering Inc., and the reserve report dated March 1, 2001 prepared by Netherland, Sewell & Associates.

            "Pontotoc Texas" means Pontotoc's wholly-owned Restricted Subsidiary, Pontotoc Production Company, Inc., a Texas corporation.

            "Potential Event of Default" means an event or circumstance described in Section 17 which has not yet become an Event of Default but which would become an Event of Default with the passing of any period of time and/or the giving of notice or both.

            "Preferred Stock" means Class B Preferred Stock and Mandatory Redeemable Preferred Stock.

            "Prime Rate" means the per annum rate of interest announced from time to time by The Chase Manhattan Bank as its prime rate, which rate may not be the lowest rate of interest charged by such bank to its customers.

            "Prior Bank" means Local Oklahoma Bank, N.A.

            "Reimbursable Taxes" has the meaning given such term in Section 6(d)(i).

            "Release" has the meaning provided in Section 11(aa)(xiii)(B).

            "Required Lenders" means (i) when there are two or fewer Lenders, the Agent and the Lenders whose aggregate Percentage Share equal one hundred percent (100%) and (ii) when there are three or more Lenders, the Agent and those Lenders whose aggregate Percentage Shares equal more than sixty-six and two-thirds percent (66-2/3%); provided, however, that, if there are ever more than four Lenders, the Agent and the Lenders will consider in good faith any request from the Borrower to reduce the required aggregate of Percentage Shares to fifty percent (50%). The Agent's Percentage Share as a Lender shall be included in any calculation of the Required Lenders' consent.

            "Reserve Reports" means the Forman Reserve Reports and the Pontotoc Reserve Reports.

            "Restricted Person" means any of the Borrower, each of its Restricted Subsidiaries, and Forman.

            "Restricted Subsidiary" means any Subsidiary of the Borrower other than its Unrestricted Subsidiaries. As of the First Closing Date, it is anticipated that the Borrower's Restricted Subsidiaries will be: Pontotoc, Pontotoc Acquisition, Pontotoc Texas, OBEC, Pontotoc Holdings and Pontotoc Gathering.

            "Revolving Commitment" means the maximum aggregate amount which the Lenders will make available to the Borrower in the form of Advances under the Revolving Loan or Letters of Credit, subject to the limitations and restrictions contained herein. Unless reduced pursuant to Section 3, the Revolving Commitment shall be $40,000,000.

            "Revolving Loan" means all Advances made under the Revolving Commitment pursuant to Section 2(c) hereof.

            "Revolving Loan Maturity Date" means the third anniversary of the First Closing Date.

            "Revolving Period" means the period during which the Revolving Commitment is in effect, which is from the First Closing Date until the earlier of the Revolving Loan Maturity Date or a date on which this Agreement is earlier terminated.

            "Second Closing" means the second closing under this Agreement at or prior to which the Borrower and all other Restricted Persons will satisfy all conditions in Section 13 which shall occur no later than the Second Closing Date.

            "Second Closing Date" means the date on which the conditions set forth in Section 13 have been satisfied, but no later than 60 days after the First Closing Date.

            "Security Documents" means this Agreement, all deeds of trust, mortgages, security agreements, pledges, assignments of production and financing statements, and other collateral documents covering certain of the Borrower's and its Restricted Subsidiaries' Oil and Gas Properties, and real and personal property, equipment, oil and gas inventory and proceeds of the foregoing, all such documents to be in form and substance reasonably satisfactory to the Agent and the Lenders.

            "Security Schedule" means Schedule 3 hereto.

            "Stock Collateral" means the Collateral described in Section 8(a)(i) and 8(h).

            "Subordinated Indebtedness" has the meaning provided in Section 16(c)(iii).

            "Subsidiary" means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent (50%) or more by such Person.

            "TCW" means Trust Company of the West and TCW Asset Management Company.

            "Termination Event" has the meaning provided in Section 11(k).

            "Title Documents" means, in each instance, title opinions and other documents establishing the title and Lien status of any Oil and Gas Real Property.

            "Tribunal" means any court, arbitrator, arbitration panel, administrative board, or other similar Person with jurisdiction over the Borrower, any other Restricted Person, the Agent, any of the Lenders, or any matter relating to this Agreement for the business and operations of the foregoing parties.

            "Type" means, with respect to any Loans, the characterization of such Loans as either Base Rate Loans or LIBOR Loans.

            "Unrestricted Subsidiary" means a Subsidiary of the Borrower which (i) except for Investments by and loans and advances from a Restricted Person to the extent permitted by this Agreement, is funded solely by the proceeds of a new equity issuance and/or Non-Recourse Indebtedness, and (ii) does not, directly or indirectly, own stock or securities of, and has no Investment in, the Borrower or any of its Restricted Subsidiaries. As of the date hereof, the Borrower has no Unrestricted Subsidiaries, and Borrower will not create or acquire an Unrestricted Subsidiary without 20 days prior notice to Agent.

            "Unscheduled Redetermination" means a redetermination of the Borrowing Base made at any time other than on the dates set forth in Section 9(b) for the regular semi-annual redetermination of the Borrowing Base which is made (A) at the reasonable request of the Borrower, or (B) at any time it appears to the Agent and the Required Lenders, that either (i) there has been a material decrease in the value of the Oil and Gas Properties, or (ii) an event has occurred which is reasonably expected to have a Material Adverse Effect.

            Whenever this Agreement refers to the "knowledge of the Borrower" or the "Borrower's knowledge," such knowledge shall be determined by the actual knowledge of the Borrower's principal officers.

            Further, whenever this Agreement requires the financial calculation for purposes of Section 16 or any of the financial definitions in this Section 1, such calculations shall be made pursuant to the modified definition of GAAP under this Section 1.

            2.    Commitment of the Lenders.

            (a)    Commitments to Lend; Notes. Subject to the terms and conditions hereof, each Lender agrees to make loans to the Borrower (herein called such Lender's "Loans") upon the Borrower's request from time to time during the term hereof, provided that (i) all Lenders are requested to make Loans of the same Type in accordance with their respective Percentage Shares and as part of the same Advance, and (ii) after giving effect to such Loans, the Facility Usage does not exceed the Borrowing Base most recently determined prior to the date on which the requested Loans are to be made. The aggregate amount of all Loans in any Advance must be greater than or equal to $1,000,000 or must equal the remaining availability under the Borrowing Base. The Borrower may have no more than three Advances of Eurodollar Loans outstanding at any time. The obligation of the Borrower to repay to each Lender the aggregate amount of all Loans made by such Lender, together with interest accruing in connection therewith, shall be evidenced by a single promissory note (herein called such Lender's "Note") made by the Borrower payable to the order of such Lender in the form of Exhibit A with appropriate insertions. The amount of principal owing on any Lender's Note at any given time shall be the aggregate amount of all Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note. Interest on each Note shall accrue and be due and payable as provided herein and therein. Each Note shall be due and payable as provided herein and therein, and shall be due and payable in full on the Revolving Loan Maturity Date. Subject to the terms and conditions hereof, the Borrower may borrow, repay, and reborrow hereunder.

            (b)    Requests for New Loans. The Borrower must give the Agent written notice (or telephonic notice promptly confirmed in writing) of any requested Advance of new Loans to be advanced by the Lenders. Each such notice constitutes a "Notice of Advance" hereunder and must:

            (i)    specify (x) the aggregate amount of any such Advance of new Base Rate Loans and the date on which such Base Rate Loans are to be advanced, or (y) the aggregate amount of any such Advance of new Eurodollar Loans, the date on which such Eurodollar Loans are to be advanced (which shall be the first day of the Interest Period which is to apply thereto), and the length of the applicable Interest Period; and

            (ii)    be received by the Agent not later than 10:00 a.m., Dallas, Texas time, on (x) the day on which any such Base Rate Loans are to be made, or (y) the third Business Day preceding the day on which any such Eurodollar Loans are to be made.

Each such written request or confirmation must be made in the form and substance of the "Notice of Advance" attached hereto as Exhibit B, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by the Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Notice of Advance, the Agent shall give each Lender prompt notice of the terms thereof. If all conditions precedent to such new Loans have been met, each Lender will on the date requested promptly remit to the Agent at the Agent's office in Dallas, Texas the amount of such Lender's new Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, the Agent shall promptly make such Loans available to the Borrower. Unless the Agent shall have received prompt notice from a Lender that such Lender will not make available to the Agent such Lender's new Loan, the Agent may in its discretion assume that such Lender has made such Loan available to the Agent in accordance with this section and the Agent may if it chooses, in reliance upon such assumption, make such Loan available to the Borrower. If and to the extent such Lender shall not so make its new Loan available to the Agent, such Lender and the Borrower severally agree to pay or repay to the Agent within three days after demand the amount of such Loan together with interest thereon for each day from the date such amount was made available to the Borrower until the date such amount is paid or repaid to the Agent at (i) the Federal Funds Rate, if such Lender is making such payment and (ii) the interest rate applicable at the time to the other new Loans made on such date, if the Borrower is making such repayment. If neither such Lender nor the Borrower pays or repays to the Agent such amount within such three-day period, the Agent shall in addition to such amount be entitled to recover from such Lender and from the Borrower, on demand, interest thereon at the rate set out pursuant to Section 5(c), calculated from the date such amount was made available to the Borrower. The failure of any Lender to make any new Loan to be made by it hereunder shall not relieve any other Lender of its obligation hereunder, if any, to make its new Loan, but no Lender shall be responsible for the failure of any other Lender to make any new Loan to be made by such other Lender.

            (c)    Continuations and Conversions of Existing Loans. The Borrower may make the following elections with respect to Loans already outstanding: to convert Base Rate Loans to Eurodollar Loans, to convert Eurodollar Loans to Base Rate Loans on the last day of the Interest Period applicable thereto, and to continue Eurodollar Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration. In making such elections, the Borrower may combine existing Loans of different Types or Interest Periods into one new Type or Interest Period or divide existing Loans of a single Type or Interest Period into separate new Types or Interest Periods, provided that the Borrower may have no more than three Interest Period tranches of Eurodollar Loans outstanding at any time. To make any such election, the Borrower must give to the Agent written notice (or telephonic notice promptly confirmed in writing) of any such Conversion or Continuation of existing Loans, with a separate notice given for each new Advance. Each such notice constitutes a "Continuation/Conversion Notice" hereunder and must:

            (i)    specify the existing Loans which are to be continued or converted;

            (ii)    specify (x) the aggregate amount of any Base Rate Loans into which such existing Loans are to be continued or converted and the date on which such Continuation or Conversion is to occur, or (y) the aggregate amount of any Eurodollar Loans into which such existing Loans are to be continued or converted, the date on which such Continuation or Conversion is to occur (which shall be the first day of the Interest Period which is to apply to such Eurodollar Loans), and the length of the applicable Interest Period; and

            (iii)    be received by the Agent not later than 10:00 a.m., Dallas, Texas time, on (x) the day on which any such Continuation or Conversion to Base Rate Loans is to occur, or (y) the third Business Day preceding the day on which any such Continuation or Conversion to Eurodollar Loans is to occur.

Each such written request or confirmation must be made in the form and substance of the "Continuation/Conversion Notice" attached hereto as Exhibit C, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by the Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Continuation/Conversion Notice, the Agent shall give each Lender prompt notice of the terms thereof. Each Continuation/Conversion Notice shall be irrevocable and binding on the Borrower. During the continuance of any Event of Default, the Borrower may not make any election to convert existing Base Rate Loans into Eurodollar Loans or continue existing Eurodollar Loans. If (due to the existence of an Event of Default or for any other reason) the Borrower fails to timely and properly give any Continuation/Conversion Notice with respect to an existing Eurodollar Loan at least three days prior to the end of the Interest Period applicable thereto, such Eurodollar Loan shall automatically be converted into a Base Rate Loan at the end of such Interest Period. No new funds shall be repaid by the Borrower or advanced by any Lender in connection with any Continuation or Conversion of existing Loans pursuant to this section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate applicable to already outstanding Loans.

            (d)    Use of Proceeds. The proceeds of the Loans will be used by the Borrower (i) to provide a portion of the funds to acquire any and all Pontotoc stock (whether by exchange offer, voluntary purchase, or in payment of Persons exercising dissenters' rights in connection with any merger of Pontotoc and Pontotoc Acquisition) (provided, however, that, in aggregate, no more than $5,000,000 of the Loans' proceeds may be used to pay Dissenters' Rights Costs), (ii) to finance the future acquisition and development of Oil and Gas Properties by the Borrower or its Restricted Subsidiaries, (iii) to refinance the existing debt of Pontotoc to the Prior Bank, (iv) subject to Sections 16(d) and 16(o), Investments in or loans or advances to the Borrower's Unrestricted Subsidiaries, and (v) for general corporate purposes of the Borrower and its Restricted Subsidiaries.

            3.    Optional Termination or Reduction. The Borrower may, upon at least three (3) Business Days' notice to the Agent (i) terminate the Revolving Commitment at any time if the Revolving Loan is not outstanding at such time, or (ii) reduce from time to time by an aggregate amount of One Hundred Thousand Dollars ($100,000), or in multiples of One Hundred Thousand Dollars ($100,000), the aggregate amount of all or a portion of the Revolving Commitment in excess of the aggregate outstanding principal amount of the Revolving Loan. Any such reduction shall not affect the Percentage Shares of the Lenders under the remaining portion of the Revolving Commitment.

            4.    Payments of Principal.

            (a)    Payment at Maturity. Except as otherwise provided in this Agreement, the outstanding principal amount of the Note(s) and all Matured LC Obligations shall be due and payable on the Revolving Loan Maturity Date.

            (b)    Mandatory Prepayments.

                        (i)    If at any time the Facility Usage exceeds the Revolving Commitment (whether due to a reduction in the Revolving Commitment in accordance with this Agreement, or otherwise), the Borrower shall immediately upon demand prepay the principal of the Loans in an amount at least equal to such excess.

                        (ii)    If at any time the Facility Usage is less than the Revolving Commitment but in excess of the Borrowing Base (such excess being herein called a "Borrowing Base Deficiency"), the Borrower shall, within five Business Days after the Agent gives notice of such fact to the Borrower, either:

                        (x)    prepay the principal of the Loans in an aggregate amount at least equal to such Borrowing Base Deficiency; or

                        (y)    give notice to the Agent electing to prepay the principal of the Loans within ninety calendar days of the date of such notice in an aggregate amount at least equal to such Borrowing Base Deficiency, or

                        (z)    give notice to the Agent that the Borrower desires to provide the Agent with deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents in form and substance satisfactory to the Agent, granting, confirming, and perfecting first and prior liens or security interests in collateral acceptable to the Agent, to the extent needed to allow the Agent to increase the Borrowing Base (as the Agent in its reasonable discretion deem consistent with prudent oil and gas banking industry lending standards at the time) to an amount which eliminates such Borrowing Base Deficiency, and then provide such Security Documents within thirty days after the Agent specifies such collateral to the Borrower. If, prior to any such specification by the Agent, the Agent determine that the giving of such Security Documents will not serve to eliminate such Borrowing Base Deficiency, then, the Borrower will elect to make, within five Business Days after receiving notice of such determination, and thereafter make, the prepayments specified in either of the preceding subsections (x) or (y) of this subsection (ii).

                        (iii)    Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid together with any additional amounts required pursuant to Section 6(c) herein. Any principal or interest prepaid pursuant to this Section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment and shall be applied in the manner described in Section 6(a) herein.

            5.    Interest.

            (a)    Base Rate Loans. Each Base Rate Loan shall bear interest at the rate per annum equal to the lesser of (i) the Base Rate or (ii) the Maximum Rate, subject to the terms and conditions of this Agreement. Such interest shall be payable in arrears on the last day of each Fiscal Quarter commencing September 30, 2001.

            (b)    Eurodollar Loans. Each Eurodollar Loan shall bear interest at the rate per annum equal to the lesser of (i) the applicable LIBOR Rate or (ii) the Maximum Rate, subject to the terms and provisions of this Agreement. Such interest shall be payable in arrears on the last day of each Fiscal Quarter commencing September 30, 2001.

            (c)    Default Rate. If all or a part of the principal amount of any Loan is not paid when due or upon the occurrence and during the continuance of an Event of Default, the unpaid principal balance of such Loan shall bear interest until paid at an annual rate equal to the lesser of (i) the rate that would otherwise be applicable thereto pursuant to this Section 5 plus three percent (3%), or (ii) the Maximum Rate.

            (d)    Calculation of Interest. Interest shall be calculated on the basis of actual days elapsed (including the first day but excluding the last day) in the year consisting of three hundred sixty (360) days.

            (e)    Recapture Rate. Notwithstanding the foregoing, if at any time the rate specified in Section 5(a)(i) or Section 5(b)(i) exceeds the Maximum Rate, and, therefore, the rate of interest on the Note(s) is limited to the Maximum Rate, then any subsequent reductions in the Base Rate or the LIBOR Rate, as applicable, shall not reduce the rate of interest on the Note(s) below the Maximum Rate until the total amount of interest accrued on the Note(s) equals the amount of interest which would have accrued thereon if the rate specified in Section 5(a)(i) or Section 5(b)(i) had at all times been in effect.

            6.    Payments.

            (a)    Payments to the Lenders. Payment of interest, principal and fees to the Lenders shall be directed by wire transfer to the Agent at Chase Manhattan Bank, ABA #021000021, Account #001-1-624418, Reference: Ascent Energy, Inc., no later than 12:00 noon, New York City, New York, time on the day such payments or prepayments are due. If any payment of principal or interest on the Note(s) or any payment of fees shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time in such case shall be included in computing interest in connection with such payment. Any payment or prepayment received by the Agent at any time after 12:00 noon New York City, New York, time on a Business Day shall be deemed to have been received on the next Business Day. Interest shall cease to accrue on any principal as of the end of the day preceding the Business Day on which any such payment or prepayment is deemed hereunder to have been received by the Agent. When the Agent collects or receives money on account of the Obligations, the Agent shall distribute all money so collected or received, and each Lender shall apply all such money so distributed, as follows:

            (i)    first, for the payment of all Obligations which are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due the Agent under Section 6(c) or Section 19(c) and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as the Agent shall otherwise designate);

            (ii)    then for the prepayment of amounts owing under the Loan Documents (other than principal on the Notes) if so specified by the Borrower;

            (iii)    then for the prepayment of principal on the Notes, together with accrued and unpaid interest on the principal so prepaid; and

            (iv)    last, for the payment or prepayment of any other Obligations.

All payments applied to principal or interest on any Note shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest in compliance with Section 4(b). All distributions of amounts described in any of subsections (ii), (iii) or (iv) above shall be made by the Agent pro rata to each Lender then owed Obligations described in such subsection in proportion to all amounts owed to all the Lenders which are described in such subsection; provided that if any Lender then owes payments to the Agent under Section 18, any amounts otherwise distributable under this section to such Lender shall be deemed to belong to the Agent, to the extent of such unpaid payments, and the Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender.

            (b)    Increased Cost and Reduced Return.

            (i)    If at any time after the date hereof, and from time to time, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve, special deposit, insurance assessment or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System but excluding any such requirement included in an applicable Eurodollar Reserve Requirement) against assets of, deposits with or for the account of, or credit extended by, any Lender or shall impose on any Lender or the London interbank market any other condition which would have the effect of (aa) increasing any Lender's costs relating to the obligations evidenced by the Loan Documents, or (bb) reducing the yield or rate of return of such Lender on the obligations incurred under the Loan Documents to a level below that which such Lender could have achieved but for the adoption or modification of any such requirements by an amount deemed by such Lender to be material in its sole but reasonable discretion, then, within fifteen (15) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction; provided that the Lender shall not be entitled to compensation under this section for any such increased cost or reduction that is the result of the withholding or payment of any taxes.

            (ii)    If any Lender shall have determined, in its sole but reasonable discretion, that, on or after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender (or its parent) as a consequence of such Lender's obligations hereunder to a level below that which such Lender (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material in its sole but reasonable discretion, then from time to time, within fifteen (15) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.

            (iii)    Each Lender will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this section and will designate a different applicable lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of Lender, be otherwise disadvantageous to such Lender. A certificate of such Lender claiming compensation under this section and setting forth the additional amount or amounts to be paid to it hereunder and the reasons therefor shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

            (c)    Funding Losses. In addition to its other obligations hereunder, the Borrower will indemnify each Lender against, and reimburse each Lender on demand for, any loss or expense incurred or sustained by such Lender (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by a Lender to fund or maintain Eurodollar Loans), as a result of (i) any payment or prepayment (whether authorized or required hereunder or otherwise) of all or a portion of a Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, (ii) any payment or prepayment, whether required hereunder or otherwise, of a Loan made after the delivery, but before the effective date, of a Continuation/Conversion Notice, if such payment or prepayment prevents such Continuation/Conversion Notice from becoming fully effective, (iii) the failure of any Loan to be made or of any Continuation/Conversion Notice to become effective due to any condition precedent not being satisfied or due to any other action or inaction of any Restricted Person or due to the Borrower's failure to borrow on the day specified in a Notice of Advance, or (iv) any Conversion (whether authorized or required hereunder or otherwise) of all or any portion of any Eurodollar Loan into a Base Rate Loan or into a different Eurodollar Loan on a day other than the day on which the applicable Interest Period ends. Such indemnification shall be on an after-tax basis, taking into account any taxes imposed on the amounts paid as indemnity.

            (d)    Reimbursable Taxes.

            (i)    The Borrower will indemnify each Lender against and reimburse each Lender for all present and future stamp and other taxes, levies, costs and charges whatsoever actually collected on or in respect of this Agreement or any Eurodollar Loans hereunder (whether or not legally or correctly imposed, assessed, levied or collected), excluding, however, any taxes imposed on or measured by the overall net income of the Agent or such Lender or any Applicable Lending Office of such Lender by any jurisdiction in which such Lender or any such Applicable Lending Office is located (all such non-excluded taxes, levies, costs and charges being collectively called "Reimbursable Taxes" in this section). Such indemnification shall be on an after-tax basis, taking into account any taxes imposed on the amounts paid as indemnity.

            (ii)    All payments on account of the principal of, and interest on, each Lender's Loans and Note, and all other amounts payable by the Borrower to any Lender hereunder, shall be made in full without set-off or counterclaim and shall be made free and clear of and without deductions or withholdings of any nature by reason of any Reimbursable Taxes, all of which will be for the account of the Borrower. In the event of the Borrower being compelled by law to make any such deduction or withholding from any payment to any Lender, the Borrower shall pay on the due date of such payment, by way of additional interest, such additional amounts as are needed to cause the amount receivable by such Lender after such deduction or withholding to equal the amount which would have been receivable in the absence of such deduction or withholding. If the Borrower should make any deduction or withholding as aforesaid, the Borrower shall within 60 days thereafter forward to such Lender an official receipt or other official document evidencing payment of such deduction or withholding.

            (iii)    If the Borrower is ever required to pay any Reimbursable Tax with respect to any Eurodollar Loan, the Borrower may elect, by giving to the Agent and such Lender not less than three Business Days' notice, to convert all (but not less than all) of any such Eurodollar Loan into a Base Rate Loan, but such election shall not diminish the Borrower's obligation to pay all Reimbursable Taxes.

            (iv)    Notwithstanding the foregoing provisions of this section, the Borrower shall be entitled, to the extent it is required to do so by Law, to deduct or withhold (and not to make any indemnification or reimbursement for) income or other similar taxes imposed by the United States of America (other than any portion thereof attributable to a change in federal income tax Laws effected after the date hereof) from interest, fees or other amounts payable hereunder for the account of any Lender, other than a Lender (i) who is a U.S. person for Federal income tax purposes or (ii) who has the Prescribed Forms on file with Agent (with copies provided to the Borrower) for the applicable year to the extent deduction or withholding of such taxes is not required as a result of the filing of such Prescribed Forms, provided that if Borrower shall so deduct or withhold any such taxes, it shall provide a statement to Agent and such Lender, setting forth the amount of such taxes so deducted or withheld, the applicable rate and any other information or documentation which such Lender may reasonably request for assisting such Lender to obtain any allowable credits or deductions for the taxes so deducted or withheld in the jurisdiction or jurisdictions in which such Lender is subject to tax. As used in this section, "Prescribed Forms" means such duly executed forms or statements, and in such number of copies, which may, from time to time, be prescribed by Law and which, pursuant to applicable provisions of (x) an income tax treaty between the United States and the country of residence of the Lender providing the forms or statements, or (y) the Internal Revenue Code, permit the Borrower to make payments hereunder for the account of such Lender free of such deduction or withholding of income or similar taxes.

            (e)    Change of Applicable Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 6(b) through (d) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Applicable Lending Office, provided that such designation is made on such terms that such Lender and its Applicable Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such section. Nothing in this section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender provided in Sections 6(b) through (d).

            (f)    Replacement of the Lenders. If any Lender seeks reimbursement for increased costs under Sections 6(b) through 6(d), then within ninety days thereafter --provided no Event of Default then exists -- the Borrower shall have the right (unless such Lender withdraws its request for additional compensation) to replace such Lender by requiring such Lender to assign its Loans and Notes and its commitments hereunder to an Eligible Assignee reasonably acceptable to the Agent and to the Borrower, provided that: (i) all Obligations of the Borrower owing to such Lender being replaced (including such increased costs, but excluding principal and accrued interest on the Notes being assigned) shall be paid in full to such Lender concurrently with such assignment, and (ii) the replacement Eligible Assignee shall purchase the Note being assigned by paying to such Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the Borrower, the Agent, such Lender and the replacement Eligible Assignee shall otherwise comply with Section 19(f)(iii). Notwithstanding the foregoing rights of the Borrower under this section, however, the Borrower may not replace any Lender which seeks reimbursement for increased costs under Section 6(b) through (d) unless the Borrower is at the same time replacing all the Lenders which are then seeking compensation for the same costs.

            7.    Letters of Credit.

            (a)    LC Commitment. Subject to the terms and conditions hereof, the Borrower may until the Revolving Loan Maturity Date request the Agent to arrange for the issuance by Fortis or an Affiliate of Fortis acceptable to the Borrower (the "LC Issuer") of one or more Letters of Credit, provided that, after taking such Letter of Credit into account:

            (i)    the Facility Usage does not exceed the Borrowing Base at such time; and

            (ii)    the aggregate amount of LC Obligations at such time does not exceed $5,000,000.00;

            (iii)    the expiration date of such Letter of Credit is prior to the Revolving Loan Maturity Date;

            (iv)    the form and terms of such Letter of Credit are acceptable to such LC issuer in its sole and absolute discretion; and

            (v)    each of the conditions set forth in Section 14 hereof have been satisfied.

            LC Issuer will honor any such request if the foregoing conditions (i) through (v) (in the following Subsection (b) called the "LC Conditions") have been met as of the date of issuance of such Letter of Credit. LC Issuer may choose to honor any such request for Letter of Credit that does not meet the LC Conditions, but has no obligation to do so.

            (b)    Requesting Letters of Credit. The Borrower must make written application for any Letter of Credit ("LC Application") at least three Business Days before the date on which the Borrower desires such Letter of Credit to be issued, by delivering such LC Application to the Agent. The Agent shall promptly deliver such LC Application to LC Issuer. By making any such LC Application the Borrower shall be deemed to have represented and warranted to each Lender and LC Issuer that the LC Conditions described in Subsection (a) will be met as of the date of issuance of such Letter of Credit. Each such LC Application for a Letter of Credit must be made in writing in the form and substance acceptable to LC Issuer, the terms and provisions of which are hereby incorporated herein by reference, provided that no such LC Application may impose any fee or requirement for additional Collateral above and beyond those fees and collateral requirements imposed by this Agreement. Two Business Days after the LC Conditions for a Letter of Credit have been met as described in Subsection (a) (or if an LC Issuer otherwise desires to issue such Letter of Credit), LC Issuer will issue such Letter of Credit at LC Issuer's office, and will provide the Agent with a specimen copy of the Letter of Credit so issued. If any provisions of any LC Application conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control.

            (c) Reimbursement and Participations.

            (i)    Each Matured LC Obligation shall constitute an Advance by the Agent to the Borrower. The Borrower promises to pay to the Agent, or to the Agent's order, on demand, the full amount of each Matured LC Obligation, together with interest thereon at the rate applicable to Base Rate Loans, accruing commencing the day after the date on which such reimbursement payment was due.

            (ii)    LC Issuer irrevocably agrees to grant and hereby grants to each Lender, and -- to induce LC Issuer to issue Letters of Credit hereunder -- each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from LC Issuer, on the terms and conditions hereinafter stated and for such Lender's own account and risk, an undivided interest equal to such Lender's Percentage Share of LC Issuer's obligations and rights under each Letter of Credit issued hereunder by LC Issuer and the amount of each Matured LC Obligation paid by LC Issuer thereunder. Each Lender unconditionally and irrevocably agrees with LC Issuer that, if a Matured LC Obligation is paid under any Letter of Credit for which LC Issuer is not reimbursed in full by the Borrower in accordance with the terms of this Agreement and the related LC Application (including any reimbursement by means of concurrent Loans or by the application of LC Collateral), such Lender shall (in all circumstances and without set-off or counterclaim) pay to LC Issuer on demand, in immediately available funds at LC Issuer's address for notices hereunder, such Lender's Percentage Share of such Matured LC Obligation (or any portion thereof which has not been reimbursed by the Borrower). Each Lender's obligation to pay LC Issuer pursuant to the terms of this subsection is irrevocable and unconditional. If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Federal Funds Rate. If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is not paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Default Rate applicable to Base Rate Loans.

            (iii)    Whenever an LC Issuer has in accordance with this section received from any Lender payment of such Lender's Percentage Share of any Matured LC Obligation, if such LC Issuer thereafter receives any payment of such Matured LC Obligation or any payment of interest thereon (whether directly from the Borrower or by application of LC Collateral or otherwise, and excluding only interest for any period prior to such LC Issuer's demand that such Lender make such payment of its Percentage Share), such LC Issuer will distribute to such Lender its Percentage Share of the amounts so received by such LC Issuer; provided, however, that if any such payment received by an LC Issuer must thereafter be returned by such LC Issuer, such Lender shall return to such LC Issuer the portion thereof which such LC Issuer has previously distributed to it.

            (iv)    A written advice setting forth in reasonable detail the amounts owing under this section, submitted by an LC Issuer to the Borrower or any Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.

            (d)    Letter of Credit Fees. In consideration of LC Issuer's issuance of any Letter of Credit, the Borrower agrees to pay to the Agent, for the account of all Lenders in accordance with their respective Percentage Shares, a letter of credit fee at a rate equal to one and one-half percent (1.50%) per annum of the amount of all Letters of Credit. Each such fee will be calculated on a daily basis, on the face amount of Letters of Credit outstanding on each day at the above applicable rate and will be payable quarterly in arrears. In addition, the Borrower will pay to LC Issuer an administrative issuance fee of $500.00 for each Letter of Credit issued by LC Issuer and an amendment fee of $500.00 for each Letter of Credit, each such fee to be payable upon issuance or amendment, respectively, of a Letter of Credit.

            (e)    No Duty to Inquire.

            (i)    LC Issuer is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance or payment or thereafter. LC Issuer is under no duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under any Letter of Credit, and payment by LC Issuer to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved. The Borrower agrees to hold LC Issuer and each Lender harmless and indemnified against any liability or claim in connection with or arising out of the subject matter of this section, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any Lender, provided only that no Lender shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

            (ii)    If the maturity of any Letter of Credit is extended by its terms or by Law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of the Borrower, or if the amount of any Letter of Credit is increased at the request of the Borrower, this Agreement shall be binding upon all Restricted Persons with respect to such Letter of Credit as so extended, increased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by LC Issuer, LC Issuer's correspondents, or any Lender Party in accordance with such extension, increase or other modification.

            (iii)    If any Letter of Credit provides that it is transferable, LC Issuer shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, not shall LC Issuer be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by LC Issuer to any purported transferee or transferees as determined by LC Issuer is hereby authorized and approved, and the Borrower further agrees to hold LC Issuer and each other Lender harmless and indemnified against any liability or claim in connection with or arising out of the foregoing, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any Lender, provided only that no Lender shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

            (f)    LC Collateral.

            (i)    If, after the making of all mandatory prepayments required under Section 4(b), the outstanding LC Obligations will exceed the Borrowing Base, then in addition to prepayment of the Borrowing Base Deficiency the Borrower will immediately pay to LC Issuer an amount equal to such excess. LC Issuer will hold such amount as security for the remaining LC Obligations (all such amounts held as security for LC Obligations being herein collectively called "LC Collateral") until such LC Obligations become Matured LC Obligations, at which time such LC Collateral may be applied to such Matured LC Obligations. Neither this subsection nor the following subsection shall, however, limit or impair any rights which LC Issuer may have under any other document or agreement relating to any Letter of Credit or LC Obligation, including any LC Application, or any rights which any Lender may have to otherwise apply any payments by the Borrower and any LC Collateral under Section 6 (a).

            (ii)    If the Obligations or any part thereof become immediately due and payable pursuant to Section 17 then, unless Required Lenders otherwise specifically elect to the contrary (which election may thereafter be retracted by Required Lenders at any time), all LC Obligations shall become immediately due and payable without regard to whether or not actual drawings or payments on the Letters of Credit have occurred, and the Borrower shall be obligated to pay to LC Issuer immediately an amount equal to the aggregate LC Obligations which are then outstanding. All amounts so paid shall first be applied to Matured LC Obligations and then held by LC Issuer as LC Collateral until such LC Obligations become Matured LC Obligations, at which time such LC Collateral shall be applied to such Matured LC Obligations.

            (iii)    Pending application thereof, all LC Collateral shall be invested by LC Issuer in such interest-bearing investments as LC Issuer may choose in its sole but reasonable discretion. All interest on such investments shall be reinvested or applied to Matured LC Obligations. When all Obligations have been satisfied in full, including all LC Obligations, all Letters of Credit have expired or been terminated, and all of the Borrower's reimbursement obligations in connection therewith have been satisfied in full, LC Issuer shall release any remaining LC Collateral. The Borrower hereby assigns and grants to LC Issuer a continuing security interest in all LC Collateral paid by it to LC Issuer, all investments purchased with such LC Collateral, and all proceeds thereof to secure its Matured LC Obligations and its Obligations under this Agreement, each Note, and the other Loan Documents, and the Borrower agrees that such LC Collateral and investments and proceeds shall be subject to all of the terms and conditions of the Security Documents. The Borrower further agrees that LC Issuer shall have all of the rights and remedies of a secured party under the applicable Uniform Commercial Code with respect to such security interest and that an Event of Default under this Agreement shall constitute a default for purposes of such security interest.

            (iv)    When the Borrower is required to provide LC Collateral for any reason and fails to do so on the day when required, LC Issuer may without notice to the Borrower or any other Restricted Person provide such LC Collateral (whether by application of proceeds of other Collateral, by transfers from other accounts maintained with LC Issuer, or otherwise) using any available funds of the Borrower or any other Person also liable to make such payments. Any such amounts which are required to be provided as LC Collateral and which are not provided on the date required shall, for purposes of each Security Document, be considered past due Obligations owing hereunder, and LC Issuer is hereby authorized to exercise its respective rights under each Security Document to obtain such amounts.

            8.    Collateral Security.

            (a)    First Closing. To secure the performance by the Borrower of the Obligations hereunder, and under the Notes and Security Documents, whether now or hereafter incurred, matured or unmatured, direct or contingent, including extensions, modifications, renewals and increases thereof, and substitutions therefor, the Borrower shall, at the First Closing,

            (i)    cause Pontotoc Acquisition to grant and assign to the Agent, on behalf of the Lenders, a first priority Lien on all of its shares of stock in Pontotoc and the Cash Proceeds therefrom;

            (ii)    cause Pontotoc and each of its Restricted Subsidiaries to guaranty the Borrower's obligations under this Agreement and the other Loan Documents (such guaranty to be in form and substance satisfactory to Agent) and to grant and to assign to the Agent, on behalf of the Lenders, a first priority Lien subject only to Permitted Liens on all of such Person's Oil and Gas Properties and the Cash Proceeds therefrom;

            (iii)    cause Forman to grant and assign to the Agent, on behalf of the Lenders, a first priority Lien subject only to Permitted Liens on all of its Oil and Gas Properties and the Cash Proceeds therefrom;

            (iv)     cause Forman to guaranty the Borrower's Obligations under this Agreement and the other Loan Documents (such guaranty to be in form and substance satisfactory to Agent);

            (v)    grant and assign to the Agent, on behalf of the Lenders, a first priority Lien subject only to Permitted Liens on all of the Borrower's Oil and Gas Properties and the Cash Proceeds therefrom; and

            (vi)    cause Pontotoc Gathering to grant and assign to the Agent, on behalf of the Lenders, a first Priority Lien subject only to Permitted Liens on the lease of its gas gathering system.

            (b)    Subsequently Acquired Oil and Gas Properties. The Borrower and its Restricted Subsidiaries shall grant security interests and mortgage Liens to the Agent, on behalf of the Lenders, in and on any subsequently acquired (either directly or through the acquisition of a Person who thereby becomes a Restricted Person) Oil and Gas Properties and the Cash Proceeds therefrom within thirty (30) days of the acquisition of such Oil and Gas Properties by the Person in question. If the Borrower subsequently forms or acquires any Unrestricted Subsidiaries, such Unrestricted Subsidiaries are not required to grant the Agent or any of the Lenders security interests in or mortgage Liens on their Oil and Gas Properties or the Cash Proceeds therefrom.

            (c)    Form of Security Documents The granting and assigning of such security interests and Liens by the Borrower and each other Restricted Person shall be pursuant to the Security Documents in form and substance reasonably satisfactory to the Agent.

            (d)    Title Work. At the First Closing, the Borrower shall furnish to the Agent Title Documents reasonably satisfactory to the Agent with respect to the title and Lien status of at least 89% of the Borrower's and Forman's Oil and Gas Real Properties, with such percentage to be calculated by the Loan Values of the Borrower's and Forman's Oil and Gas Real Properties as of the First Closing. As soon as possible following the First Closing Date, and in no event later than sixty (60) days following the First Closing Date, the Borrower shall furnish to the Agent Title Documents reasonably satisfactory to the Agent with respect to the title and Lien status of a sufficient number of the Oil and Gas Real Properties of Pontotoc and its Subsidiaries to cause the Agent to have Title Documents reasonably satisfactory to the Agent with respect to the title and Lien status of at least 85% of all Oil and Gas Real Properties of the Borrower, Forman, Pontotoc, and Pontotoc's Subsidiaries that are included in the Borrowing Base, considered on an aggregate basis for all such Persons and calculated according to the Loan Values established for such Oil and Gas Real Properties by the Agent as of the Second Closing Date. At or prior to the addition of any subsequently acquired Oil and Gas Real Properties to the Collateral pursuant to Section 8(b) above, the Borrower shall furnish to the Agent Title Documents reasonably satisfactory to the Agent with respect to the title and Lien status of a sufficient number of such subsequently acquired Oil and Gas Real Properties so that the Agent shall at all times have Title Documents reasonably satisfactory to the Agent with respect to at least 85% of all Oil and Gas Real Properties of the Borrower and the other Restricted Persons that are included in the Borrowing Base, considered on an aggregate basis for all such Persons and calculated according to the Loan Values established for such Oil and Gas Real Properties by the Agent as of the effective date of the addition of the subsequently acquired Oil and Gas Real Properties to the Collateral pursuant to Section 8(b) above (the "Continuing 85% Test"). If, at any time after the Second Closing Date, the Borrower fails to provide Title Documents reasonably satisfactory to the Agent for a sufficient number of Oil and Gas Real Properties to meet the Continuing 85% Test, the Agent shall reduce the Borrowing Base by written notice to the Borrower as required to bring the Borrower into compliance with the Continuing 85% Test.

            Without regard to whether the Borrower or any of other Restricted Person provides satisfactory Title Documents with respect to a particular Oil and Gas Real Property owned by such Person, such Oil and Gas Real Property shall, nevertheless, be encumbered by a mortgage in favor of the Agent, on behalf of the Lenders, and shall be included in the Collateral.

            (e)    Release of Stock Collateral. Upon receipt of the Title Documents required by Section 8(d) above by the Agent at or prior to the Second Closing, and provided that (i) such Title Documents are satisfactory in form and substance to the Agent in its sole but reasonable discretion, (ii) no Event of Default shall have occurred and be continuing, and (iii) there is no Borrowing Base Deficiency at such time, the Agent shall release its security interest and Lien in the Stock Collateral described in Section 8(a)(i) on or prior to the Second Closing Date.

            (f)    Release of Oil and Gas Real Properties. Upon the Borrower's request, the Agent shall release any Oil and Gas Real Property and associated Oil and Gas Personal Property from all mortgages, security interests and other Liens in favor of the Agent on behalf of the Lenders in order to permit the Restricted Person who owns such Oil and Gas Property (i) to assign an interest pursuant to a farm-out of such Oil and Gas Property in the ordinary course of business or (ii) to sell such Oil and Gas Property to another Person as permitted by Section 15(o).

            (g)    Security for Hedging Contracts. The Agent and the Lenders acknowledge that the counterparties to the Hedging Contracts required by Section 15(r) or permitted by Section 16(n) will require a pari passu Lien upon all or a portion of the production of the Oil and Gas Real Properties subject to such Hedging Contracts and the Cash Proceeds therefrom as security for the obligations of the Borrower and the other Restricted Persons under the Hedging Contracts. Upon the Borrower's request, the Agent will, if necessary, on behalf of the Lenders, enter into intercreditor agreements with the counterparties to the Hedging Contracts establishing that the Lender's Liens upon such production from the Oil and Gas Real Properties and the Cash Proceeds therefrom rank pari passu with any Liens in favor of the counterparties to the Hedging Contracts required by Section 15(r) or permitted by Section 16(n), with any such intercreditor agreement to be on terms and conditions acceptable to the Agent and the counterparties.

            (h)    Additional Stock Collateral. If Pontotoc Acquisition and Pontotoc merge prior to the Second Closing Date, Agent shall release its security interest and Lien in the Stock Collateral described in Section 8(a)(i) to permit such merger on the condition that, simultaneously with such release, Borrower execute and deliver to Agent a stock pledge agreement on substantially the same terms as set forth in Exhibit D, encumbering all issued and outstanding shares of the merger survivor.

            (i)    Release of Forman. When 95% of the Loan Value of Forman's Oil and Gas Real Properties as of the First Closing Date have been transferred and assigned to the Borrower, the Agent shall execute such instruments and agreements in order to release Forman from its Guaranty and terminate the Lien referred to in Subsection 8 (a)(iii) above. Further, following such transfer and assignment, Forman shall no longer be considered a "Restricted Person" for purposes of this Agreement.

            9.    Borrowing Base.

            (a)    Initial Borrowing Base. During the period from the date hereof to the first Determination Date, the Borrowing Base shall be Thirty Million Dollars ($30,000,000). Subsequent determinations of the Borrowing Base shall be made by the Agent semiannually on the dates set forth hereinbelow or as Unscheduled Redeterminations.

            (b)    Regularly Scheduled Redeterminations of the Borrowing Base. On or before each August 31 commencing August 31, 2002, the Borrower shall furnish the Agent an engineering report in form and substance satisfactory to the Agent in its reasonable discretion prepared by a representative of the Borrower covering all of the Borrower's and the other Restricted Persons' Oil and Gas Real Properties. On or before each March 31 commencing March 31, 2002, the Borrower shall furnish the Agent an engineering report in form and substance satisfactory to the Agent in its reasonable discretion prepared by a representative of the Borrower but audited by an independent third party engineer selected by the Borrower and approved by the Agent covering all of the Borrower's and the other Restricted Persons' Oil and Gas Real Properties. All such engineering reports shall employ economic and pricing parameters used by the Agent as established from time to time but consistently applied to all similarly situated customers of the Agent, and all such engineering reports shall include such other information concerning the value of the Oil and Gas Real Properties in question as the Agent may deem necessary to determine the value of such Oil and Gas Real Properties. The engineering reports furnished August 31 and March 31 pursuant to this section shall be prepared as of the preceding June 30 and December 31, respectively.

            (c)    Unscheduled Redeterminations. Within thirty (30) days after either (i) receipt of notice from the Agent that the Agent requires an Unscheduled Redetermination, or (ii) the Borrower giving notice to the Agent of the Borrower's desire to have an Unscheduled Redetermination performed, the Borrower shall furnish to the Lenders an engineering report prepared by a representative of the Borrower in form and substance satisfactory to the Agent valuing the Borrower's and the other Restricted Persons' Oil and Gas Real Properties using the same methodology used by the Borrower's representative under Section 9(b) and shall include such other information concerning the value of the Oil and Gas Real Properties in question as the Agent shall deem reasonably necessary to determine the value of such Oil and Gas Real Properties. The Agent and the Borrower may each request no more than one Unscheduled Redetermination between regularly scheduled determinations under Section 9(b).

            (d)    Notice of Redetermined Borrowing Base. Within twenty-five (25) days of the Agent's receipt of any engineering report required under Section 9(b) or (c) above, the Agent shall notify the Borrower of the new Borrowing Base determined by the Agent to be applicable to the Borrower during the period beginning on the date of such notice (each, a "Determination Date") and continuing until, but not including, the next Determination Date. If the Borrower does not furnish all such information, reports and data by the dates specified in this section, unless such failure is of no fault of the Borrower, the Agent may nonetheless designate the Borrowing Base at any amount which the Agent determines in its reasonable discretion and may redesignate the Borrowing Base from time to time thereafter until the Agent receives all such information, reports and data, whereupon the Agent shall designate a new Borrowing Base as described above.

            (e)    Calculation of the Borrowing Base. The Agent shall determine the amount of the Borrowing Base based upon the loan collateral value which the Agent in its discretion (using such methodology, assumptions and discounts rates as the Agent customarily uses in assigning collateral value to oil and gas properties for similarly situated customers of the Agent) assigns to the Oil and Gas Real Properties of the Borrower and the other Restricted Persons at the time in question and based upon such other credit factors consistently applied (including, without limitation, the assets, liabilities, cash flow, business, properties, and prospects of the Borrower and its Recourse Subsidiaries) as the Agent customarily considers in evaluating similar oil and gas credits.

            (f)    Reduction of Borrowing Base Following Sale. If at any time any of the Borrower's or the other Restricted Persons' Oil and Gas Properties are sold, the Borrowing Base then in effect shall be reduced as provided in Section 15(o) by an amount equal to the Loan Value formerly attributable to such Oil and Gas Properties.

            (g)    Reduction of Borrowing Base For Oil and Gas Properties Held by Forman If ninety (90) days following the First Closing Date Forman has not transferred and assigned 95% of the Loan Value of its Oil and Gas Properties as of the First Closing Date to the Borrower, the Borrowing Base then in effect may be reduced, at the election of Agent, by an amount equal to the Loan Value attributable to such Oil and Gas Properties then held by Forman.

            10.    Fees.

            (a)    Commitment Fee. In consideration of each Lender's commitment to make Loans and the Agent's commitment to arrange for the issuance of Letters of Credit, the Borrower will pay to the Agent for the account of each Lender a commitment fee determined on a daily basis following the First Closing Date by applying a rate equal to the Commitment Margin per annum to such Lender's Percentage Share of the unused portion of the Borrowing Base on each day, determined for each such day by deducting from the amount of the Borrowing Base at the end of such day the Facility Usage. This commitment fee shall be due and payable in arrears on the last day of each Fiscal Quarter (beginning September 30, 2001) and at the Revolving Loan Maturity Date.

            (b)    Agency and Other Fees. The Borrower agrees to pay to the Agent the fees as set forth in the fee letter dated as of the date hereof between the Agent and the Borrower.

            11.    Representations and Warranties. In order to induce each Lender to enter into this Agreement, the Borrower hereby represents and warrants to each Lender:

            (a)    No Default. No event has occurred and is continuing which constitutes an Event of Default.

            (b)    Organization and Good Standing. Each Restricted Person is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Restricted Person is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary. Each Restricted Person has taken all actions and procedures customarily taken in order to enter, for the purpose of conducting business or owning property, each jurisdiction outside the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such actions and procedures desirable.

            (c)    Authorization. The Borrower is duly authorized to borrow funds hereunder. Each Restricted Person has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.

            (d)    No Conflicts or Consents. The execution and delivery by the various Restricted Persons of the Loan Documents to which each is or will be a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (a) conflict with any provision of (i) any Law, (ii) the organizational documents of any Restricted Person, or (iii) any agreement, judgment, license, order or permit applicable to or binding upon any Restricted Person, (b) result in the acceleration of any Indebtedness owed by any Restricted Person, or (c) result in or require the creation of any Lien upon any assets or properties of any Restricted Person except as expressly contemplated or permitted in the Loan Documents. Except as expressly contemplated in the Loan Documents no consent, approval, authorization or order of, and no notice to or filing with, any Tribunal or third party is required in connection with the execution, delivery or performance by any Restricted Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

            (e)    Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person which is a party hereto or thereto, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors' rights.

            (f)    Financial Statements. The Borrower has heretofore delivered to each Lender true, correct and complete copies of its pro forma Financial Statements dated as of March 31, 2001 and the audited Financial Statements of Forman and Pontotoc respectively dated as of December 31, 2000 and March 31, 2001. Such Financial Statements fairly present each such Person's Consolidated financial position at the respective date thereof and the Consolidated results of such Person's operations and Consolidated cash flows for the respective period thereof (in the Borrower's case only, on a pro forma basis). Since the date of such Financial Statements, the business of the Borrower and its Restricted Subsidiaries has been conducted in the ordinary course consistent with past practices (other than the transactions contemplated by the Acquisition Documents) and there has not been (i) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Restricted Persons, except as disclosed to the Lenders in the Disclosure Schedule or a Disclosure Report, (ii) any material change by the Borrower in its accounting methods, principles or practices, except as required by changes in GAAP, or (iii) any revaluation by any Restricted Persons of any of its material assets, other than in the ordinary course of business. All Financial Statements were prepared in accordance with GAAP (in the Borrower's case only, on a pro forma basis).

            (g)    Other Obligations and Restrictions. No Restricted Person has any outstanding Debt of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which are, in the aggregate, material to the Borrower or material with respect to the Borrower's Consolidated financial condition and not shown in the Financial Statements or disclosed in the Disclosure Schedule or a Disclosure Report. Except as shown in the Financial Statements or disclosed in the Disclosure Schedule or a Disclosure Report, no Restricted Person is subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction which could reasonably be expected to have a material adverse impact on such Restricted Person.

            (h)    Full Disclosure. No certificate, written statement or other written information delivered herewith or heretofore by any Restricted Person to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to the Borrower (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made. There is no fact known to the Borrower that has not been disclosed to the Agent in writing which could reasonably be expected to have a Material Adverse Effect on such Restricted Person. To the Borrower's knowledge, there are no statements or conclusions in any engineering report furnished to the Agent with respect to the Oil and Gas Real Properties which are based upon or include materially misleading information or fail to take into account material information regarding the matters reported therein, it being understood that each engineering report furnished to the Agent with respect to the Oil and Gas Real Properties is necessarily based upon professional opinions, estimates and projections and that the Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

            (i)    Litigation. Except as disclosed in the Financial Statements or in the Disclosure Schedule or in a Disclosure Report: (a) there are no actions, suits or legal, equitable, arbitration or administrative proceedings pending, or to the Borrower's knowledge, threatened, against any Restricted Person before any court, agency or arbitral Tribunal which could reasonably be expected to have a material adverse impact on such Restricted Person, and (b) there are no outstanding judgments, injunctions, writs, rulings or orders by any such court, agency or arbitral Tribunal against any Restricted Person or, to the Borrower's knowledge, any Restricted Person's stockholders, partners, directors or officers which could reasonably be expected to have a material adverse impact on such Restricted Person.

            (j)    Labor Disputes and Acts of God. Except as disclosed in the Disclosure Schedule or a Disclosure Report, neither the business nor the properties of any Restricted Person has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty, which could reasonably be expected to have a material adverse impact on such Restricted Person, taking into account any available insurance proceeds.

            (k)    ERISA Plans and Liabilities. All currently existing plans (as defined in ERISA, each, an "ERISA Plan") for the Restricted Persons are listed in the Disclosure Schedule or a Disclosure Report. Except as disclosed in the Financial Statements or in the Disclosure Schedule or a Disclosure Report, no termination event (as defined in ERISA, each, a "Termination Event") has occurred with respect to any ERISA Plan and all affiliates of the Restricted Person as defined in ERISA (each, an "ERISA Affiliate") are in compliance with ERISA in all material respects. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any "multiemployer plan" as defined in Section 4001 of ERISA. Except as set forth in the Disclosure Schedule or a Disclosure Report: (a) no "accumulated funding deficiency" (as defined in Section 412(a) of the Internal Revenue Code) exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, and (b) the current value of each ERISA Plan's benefits does not exceed the current value of such ERISA Plan's assets available for the payment of such benefits by more than $500,000.

            (l)    Names and Places of Business. Except as set forth on the Disclosure Schedule or in a Disclosure Report, no Restricted Person has, during the preceding five years, had, been known by, or used any other trade or fictitious name. Except as otherwise indicated in the Disclosure Schedule or a Disclosure Report, the chief executive office and principal place of business of each Restricted Person are (and for the preceding five years have been) located at the address of the Borrower set out on the signature pages hereto. Except as indicated in the Disclosure Schedule or a Disclosure Report, no Restricted Person has any other executive office or principal place of business.

            (m)    The Borrower's Subsidiaries. The Borrower does not presently have any Subsidiary or own any stock in any other corporation or association except those listed in the Disclosure Schedule or a Disclosure Report. Neither the Borrower nor any Restricted Person is a member of any general or limited partnership, joint venture or association of any type whatsoever except those listed in the Disclosure Schedule or a Disclosure Report. Except as otherwise listed in a Disclosure Report, the Borrower owns, directly or indirectly, the equity interest in each of its Subsidiaries which is indicated in the Disclosure Schedule.

            (n)    Government Regulation. Neither the Borrower nor any other Restricted Person owing Obligations is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Property Company Act of 1940 (as any of the preceding acts have been amended) or any other Law which regulates the incurring by such Person of Indebtedness, including Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

            (o)    Insider. No Restricted Person, nor any Person having "control" (as that term is defined in 12 U.S.C. § 375b(9) or in regulations promulgated pursuant thereto) of any Restricted Person, is a "director" or an "executive officer" or "principal shareholder" (as those terms are defined in 12 U.S.C. § 375b(8) or (9) or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a Subsidiary, or of any Subsidiary of a bank holding company of which any Lender is a Subsidiary.

            (p)    Solvency. Upon giving effect to the issuance of the Notes, the execution of the Loan Documents by the Borrower and the consummation of the transactions contemplated hereby, each Restricted Person will be solvent (as such term is used in applicable bankruptcy, liquidation, receivership, insolvency or similar Laws).

            (q)    Real Property Other Than Oil and Gas Real Properties.

            (i)    Except as set forth in the Disclosure Schedule or a Disclosure Report, each of the Borrower and its Restricted Subsidiaries does not own, has never owned, does not have, nor has it ever had any interest in any real property, other than Oil and Gas Real Properties or other than pursuant to a valid lease.

            (ii)    Except as supplemented in a subsequent Disclosure Report, the Disclosure Schedule lists and describes briefly all real property leased or subleased to each of the Borrower and its Restricted Subsidiaries, other than Oil and Gas Real Properties. Except as supplemented in a subsequent Disclosure Report, with respect to each material lease and sublease listed in the Disclosure Schedule, all such leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases or subleases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim against the Borrower.

            (r)    Oil and Gas Real Properties.. As of the date hereof, the Oil and Gas Real Properties (including the types and amounts of working interests and net revenue interests) which are owned by each Restricted Person are listed on Schedule 4. Each material oil or gas well included in such Oil and Gas Real Properties on the date hereof is listed in the Reserve Reports, and, unless otherwise noted on the Disclosure Schedule or a Disclosure Report, capable of producing in paying quantities. Except as set forth in the Disclosure Schedule, on the date hereof, all oil and gas wells included in the Oil and Gas Real Properties owned by the Borrower, Pontotoc, or any of Pontotoc's Restricted Subsidiaries will be located on, or pooled or unitized with, an oil and gas lease described in the legal description contained in a mortgage or other Security Documents which will be duly executed and delivered to the Agent at the First Closing.

            (s)    Title to Oil and Gas Real Properties. Except as set forth in Disclosure Schedule or a Disclosure Report, Borrower and the other Restricted Persons have and will maintain Good Title (as defined below) to sufficient Oil and Gas Real Properties to comply with the Continuing 85% Test, considered on an aggregate basis for all such Persons, and calculated according to the Loan Values established for such Oil and Gas Real Properties established by the Agent. For purposes of this Agreement, "Good Title" shall mean good and defensible title which is (i) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction and is sufficient against competing claims of bona fide purchasers for value without notice and (ii) free and clear of all encumbrances, other than Permitted Liens and such encumbrances that a reasonably prudent purchaser of oil and gas properties and a prudent lender that is lending against such Oil and Gas Real Properties as collateral would accept in light of the value of the property affected, the improbability of assertion of the defect or irregularity, or the cost of performing curative work.

            (t)    Oil and Gas Real Properties of Restricted Persons. Except as set forth in the Disclosure Schedule or in a Disclosure Report: (i) there are no preferential purchase rights, first refusal rights, consent requirements, or other similar contractual rights granted to any third parties applicable to any Restricted Person's Oil and Gas Real Properties; (ii) no Restricted Person has been advised by any operator, lessor or any other party of any default under any such Oil and Gas Real Properties which default has not heretofore been cured in all respects and which default could reasonably be expected to have a material adverse impact on the Restricted Person; (iii) except with respect to leases or other non-fee ownership Oil and Gas Real Properties which the Restricted Person does not wish to maintain, all proper and timely payments (including royalties, delay rentals and shut-in royalties) due with respect to any Restricted Person's Oil and Gas Real Properties have been timely made and paid by such Restricted Person if such Restricted Person is the operator of any such lease or other non-fee ownership Oil and Gas Real Properties; and (iv) the Restricted Persons are entitled to be paid, and are being paid, in all material respects, their percentage of net revenue interests included in such Restricted Person's Oil and Gas Properties without suspense.

            (u)    Refund. Except as included or reflected on the Financial Statements or as set forth in the Disclosure Schedule or a Disclosure Report: (i) no Restricted Person is obligated by virtue of a prepayment arrangement under any gas contract containing a "take or pay" or similar provision, a production payment or any other arrangement to deliver any material amount of gas or oil attributable to such Restricted Person's Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor; and (ii) no Restricted Person has received any funds or payments from purchasers of production of gas under gas contracts which are subject to a potential refund, the payment of which could reasonably be expected to have a Material Adverse Effect.

            (v)    Payout Balances; Gas Balancing. The Disclosure Schedule contains a reasonably complete and accurate list of the status, as of December 31, 2000, with respect to wells operated by the Restricted Persons, and as of December 31, 2000, with respect to third party operated wells, of: (a) the "payout" balance for each Oil and Gas Real Property of any Restricted Person that is subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event, other than cessation of production); and (b) all gas balancing obligations and rights for each of the Oil and Gas Real Property of any Restricted Person which is subject to a gas balancing overage or underage.

            (w)    Operations. Except as set forth in the Disclosure Schedule or a Disclosure Report or where the failure to so comply could not reasonably be expected to have a material adverse impact on the Restricted Person affected:

            (i)    All of the wells operated by the Restricted Persons included in the Oil and Gas Real Properties of such Restricted Person and which are described in Disclosure Schedule have been drilled within the boundaries of such Oil and Gas Real Properties or within the limits otherwise permitted by contract, pooling or unit agreement, lease instrument, and by law and in accordance with generally prevailing standards of the oil and gas industry.

            (ii)    All drilling and completion of the wells operated by the Restricted Persons in such Oil and Gas Real Properties and all development and operations on such Oil and Gas Real Properties have been conducted in compliance in all material respects with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders, and decrees of any court or governmental body or agency.

            (iii)    With respect to wells operated by the Restricted Persons, all equipment constituting part of the Oil and Gas Personal Properties of each Restricted Person has been installed, maintained, and operated by such Restricted Person as a prudent operator in accordance with generally prevailing standards of the oil and gas industry, and is currently in a state of repair so as to be adequate for normal operations by such Restricted Person or its Recourse Subsidiaries.

            (iv)    No well operated by any Restricted Person which is included in the Borrowing Base is subject to penalties on allowables because of any overproduction (legal or illegal) which would prevent the full legal and regular allowable (including maximum permissible tolerance) as prescribed by any court or federal, state or local governmental body or agency to be assigned to any such well.

            (x)    Plugging Status. All wells operated by each Restricted Person that have been permanently plugged and abandoned have been so plugged and abandoned in accordance with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders, and decrees of any court or governmental body or agency, except where the failure to so comply could not reasonably be expected to have a material adverse impact on such Restricted Person.

            (y)    Reserve Reports.

            (i)    All of the Oil and Gas Real Properties owned by the Borrower or any other Restricted Persons which will be encumbered by the Security Documents at the First Closing are included in the Reserve Reports.

            (ii)    To the Borrower's knowledge, the information contained in the Reserve Reports regarding the Oil and Gas Real Properties was reasonable on the date each such Reserve Report was prepared and did not contain materially untrue statements of fact or omit to state material facts which if completely and accurately stated would have had a net effect upon the estimated net recoverable quantities of oil and gas reflected in the Reserve Reports. To the Borrower's knowledge, all lease operating expenses outlined in the Reserve Reports were based upon good faith estimates of such expenses and are not materially inconsistent with currently existing related contractual obligations and currently existing legal requirements.

            (iii)    Since later of (x) the date of the Reserve Reports or (y) the most recent engineering report provided under Section 9, there has not been any change in the reserves described therein, other than reserve reductions due to normal production at or near the production rates set forth in the Reserve Reports or in the subsequent engineering report provided under Section 9, as the case may be.

            (z)    Financial and Commodity Hedging. The Disclosure Schedule accurately summarizes the outstanding hydrocarbon and financial hedging positions of the Borrower, Pontotoc, Forman, and their respective Restricted Subsidiaries (including fixed price controls, collars, swaps, caps, hedges and puts) as of the date reflected on the Disclosure Schedule.

            (aa)   Environmental Matters. Except as disclosed in the Disclosure Schedule or in any subsequent Disclosure Report:

            (i)    there are no material claims, investigations or inquiries pending or threatened against any Restricted Person (or naming any Restricted Person as a potentially responsible party) based on noncompliance with any Environmental Laws at any of the properties or facilities currently or formerly owned, leased or operated by such Restricted Person;

            (ii)    all activities of the Restricted Persons in the conduct of the business of each Restricted Person have been conducted in compliance in all material respects with all applicable Environmental Laws except where the failure to comply could not reasonably be expected to have a material adverse impact on such Restricted Person;

            (iii)    no Restricted Person has, with respect to such Restricted Person's business, filed any notice under any Environmental Laws reporting past or present treatment, storage or disposal of a Hazardous Material or reporting a Release of a Hazardous Material, which treatment, storage, disposal, or Release could reasonably be expected to have a material adverse impact on such Restricted Person;

            (iv)    no encumbrance in favor of any Governmental Entity for (A) any liability under Environmental Laws or (B) damages arising from or costs incurred by such Governmental Entity in response to a Release of a Hazardous Material or other substance into the environment has been filed or is attached to any property or assets of any Restricted Person;

            (v)    no Restricted Person has any material contingent liability in connection with (A) the Release or threatened Release into the environment at, beneath or on any property or facility now or previously owned, leased or operated by such Restricted Person or (B) the storage or disposal of any Hazardous Material;

            (vi)    no Restricted Person has received any claim, complaint, notice, letter of violation, inquiry or request for information involving any material matter which remains unresolved as of the date hereof with respect to any alleged material violation of any Environmental Laws or regarding potential material liability under any Environmental Laws relating to operations or conditions of any facility or property (including off-site storage or disposal of any Hazardous Material from such facility or property) currently or formerly owned, leased or operated by such Restricted Person;

            (vii)    to the Borrower's knowledge, no property now or previously owned, leased or operated by any Restricted Person is listed on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on the Comprehensive Environmental Response, Compensation and Liability Information System List ("CERCLIS") or on any other federal or state list as a site requiring investigation or cleanup;

            (viii)    no Restricted Person is transporting, has transported or is arranging for the transportation of any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or, to Borrower's knowledge, which is the subject of federal, state or local enforcement actions or other investigations that would reasonably be expected to lead to material claims against such Restricted Person for removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including claims under CERCLA;

            (ix)    except for routine cleanup of drilling and production sites, there are no sites, locations or operations at which any Restricted Person is currently undertaking, or has completed, any removal, remedial or response action relating to any disposal of Hazardous Materials or Release, as required by Environmental Laws;

            (x)    each Restricted Person has obtained all material permits, licenses, franchises, variances, authorizations, consents, certificates, exemptions, orders and approvals from all Governmental Entities ("Environmental Permits") that are required in respect of its business or operations under any applicable Environmental Laws, and each of such Environmental Permits is in full force and effect; each Restricted Person has complied with all such Environmental Permits in all material respects, and there is no action, investigation or proceeding pending or, to the Borrower's knowledge, threatened regarding any Environmental Permit;

            (xi)    no Restricted Person owns or operates any underground storage tanks, treatment, storage or disposal facilities under the Resource Conservation and Recovery Act, as amended, or any successor statutes or regulations promulgated thereunder, or solid waste disposal facilities; and

            (xii)    each Restricted Person has provided the Agent all environmental audits, tests, results of investigations and analyses that have been performed within twelve (12) months of the date hereof with respect to any property or facility currently or formerly owned, leased or operated by such Restricted Person.

            (xiii)    As used herein:

            (A)    "Hazardous Material" means (A) any chemicals or other materials or substances that are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "pollutants," "contaminants," or words of similar import under any Environmental Law, but excluding petroleum and petroleum products and byproducts and naturally occurring radioactive materials associated without production; and (B) any other chemical, material or substance, the presence of or exposure to which is prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law but excluding petroleum and petroleum products and by-products and naturally occurring radioactive material associated without production.

            (B)    "Release" means any actual or threatened (as defined under CERCLA) release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or any structure.

            (bb)    Marketing. Each of the Borrower's and Restricted Person's marketing arrangements with respect to that portion of the Oil and Gas Real Properties which are capable of producing in commercial quantities are valid, enforceable and in full force and effect.

            (cc)    Net Revenue/Working Interest. After giving full effect to the Permitted Liens, each Restricted Person owns the net revenue interests in production attributable to the Oil and Gas Real Properties as disclosed in the Disclosure Schedule and covered by the mortgages and other Security Documents as is reflected in the Reserve Reports or most recently delivered engineering report under Section 9 and the ownership of such Oil and Gas Real Properties will not in any material respect obligate such Restricted Person to bear the costs and expenses relating to the maintenance, development and operations of any such Oil and Gas Real Property in an amount in excess of the working interest of each such property set forth in the Disclosure Schedule or in a subsequent Disclosure Report.

            (dd)    Compliance with the Law. No Restricted Person has violated any material legal requirement or failed to obtain any material license, permit, franchise or other governmental authorization necessary for the ownership of its Oil and Gas Real Properties or the conduct of its business. Each Restricted Person's Oil and Gas Real Properties have been maintained, operated and developed in good and workmanlike manner and in material conformity with all material applicable laws and all rules, regulations and orders of duly constituted authorities having jurisdiction and in conformity in all material respects with the provisions of all leases, subleases or other contracts forming a part of such Oil and Gas Real Properties.

            (ee)    Bonds and Insurance.

            (i)    The Disclosure Schedule as supplemented from time to time by Disclosure Reports contains an accurate and complete description of all performance bonds related to operations on or pertaining to the Oil and Gas Real Properties, and all material policies of insurance owned or held by the Borrower and each Restricted Person. All such policies are in full force and effect for the coverage periods specified on the Disclosure Schedule or Disclosure Report, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy (except where such policy has been replaced by a substitute policy providing similar coverage).

            (ii)    Such bonds and policies are sufficient for compliance with all requirements of law and of all agreements to which the Borrower or any Restricted Person is a party; are valid, outstanding and enforceable policies; provide adequate coverage in at least such amounts and against at least such risks (but including in any event public liability) as are required by law and/or usually insured or bonded against in the same general area by companies engaged in the same or a similar business for the assets and operations of the Borrower and each of Restricted Person; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

            (iii)    Neither the Borrower nor any Restricted Person has been refused any bonds or insurance with respect to its assets or operations, nor has its coverage been limited below usual and customary bond or policy limits, by any bonding company or insurance carrier to which it has applied for any such bond or insurance or with which it has carried insurance during the last three years except where the Borrower or other Restricted Person has been able to obtain substitute bonds or insurance providing similar coverage.

            (ff)    Leases. As of the date of any determination of the Borrowing Base, the oil and gas leases associated with the Oil and Gas Real Properties in the Borrowing Base will be in full force and effect in accordance with their respective terms, and there will exist no material defaults in the performance of any obligations thereunder or, to the Borrower's knowledge, any event that with notice or lapse of time, or both, would constitute a default under any such oil and gas leases.

            12.    Conditions to Initial Advance at First Closing. The obligation of the Lenders to make the initial Advance to the Borrower and the Agent's obligation to arrange for the issuance of the initial Letter of Credit on behalf of the Borrower shall be subject to the following conditions precedent:

            (a)    Receipt of Documents. The Agent shall have received fully executed copies of the following:

            (i)    This Agreement and any other documents that the Lenders are to execute in connection herewith at the First Closing.

            (ii)    The Notes.

            (iii)    Each Security Document listed for the First Closing on the Security Schedule.

            (iv)    Certain certificates of the Borrower, Pontotoc Acquisition, Pontotoc Texas, OBEC, Pontotoc Holdings, Pontotoc Gathering, Pontotoc and Forman including:

            (A)    An "Omnibus Certificate" of the Secretary and of the Chairman of the Board or President of each such Person which shall contain the names and signatures of the officers of each such Person authorized to execute Loan Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (1) a copy of resolutions duly adopted by the Board of Directors of each such Person and in full force and effect at the time this Agreement is entered into, authorizing the execution of the Loan Documents delivered or to be delivered by such Person in connection herewith at the First Closing and the consummation of the transactions contemplated herein and therein for the First Closing, (2) a copy of each such Person's charter documents and all amendments thereto, certified by the appropriate official of the each such Person's state of organization, (3) a copy of any bylaws of each such Person, and (4) in the case of Pontotoc Gathering, the comparable document for a limited liability company; and

            (B)    A "Compliance Certificate" of the Chairman of the Board or President and of the chief financial officer of the Borrower, dated as of the First Closing Date, in which such officers certify to the satisfaction of the conditions set out in subsections (a), (b) and (d) of Section 14.

            (C)    Certificate (or certificates) of the due formation, valid existence and good standing of each such Person in its state of organization, issued by the appropriate authorities of such jurisdiction, and certificates of such Person's good standing and due qualification to do business, issued by appropriate officials in any states in which such Person owns property subject to Security Documents.

            (b)    Legal Opinion. The Agent shall have received from the Borrower's legal counsel a legal opinion in form and substance satisfactory to the Agent.

            (c)    Pledge of Stock Interests. The Borrower shall deliver to the Agent a Stock Pledge Agreement executed by Pontotoc Acquisition substantially in the form of Exhibit D relating to its stock interests in Pontotoc, together with completed stock powers in favor of the Agent and, within thirty (30) days from the First Closing Date, stock certificates representing the stock of Pontotoc acquired on the First Closing Date.

            (d)    Mortgage of the Borrower's Oil and Gas Properties. The Borrower shall deliver to the Agent the Security Documents executed by the Borrower encumbering the Borrower's Oil and Gas Properties.

            (e)    Mortgage of Pontotoc Oil and Gas Properties. The Borrower shall cause Pontotoc, Pontotoc Texas, and OBEC to deliver to the Agent the Security Documents executed by each such Person encumbering its Oil and Gas Properties.

            (f)    Mortgage of Forman's Oil and Gas Properties. The Borrower shall cause Forman to deliver to the Agent the Security Documents executed by Forman encumbering its Oil and Gas Properties.

            (g)    Title Work. The Agent shall have received all title work with respect to the Borrower's Oil and Gas Real Properties as required by Section 8(d) .

            (h)    Closing of Acquisition. The Agent shall have received satisfactory evidence that the exchange offer described in the Acquisition Documents has closed, with Pontotoc Acquisition acquiring at least sixty-six and two-thirds percent (66-2/3%) of Pontotoc's outstanding voting capital stock.

            (i)     Payoff Letter. A payoff letter from the Prior Bank setting forth the amount of Indebtedness owing to the Prior Bank as of the First Closing Date, the agreement by the Prior Bank to terminate all Liens in favor of the Prior Bank securing such Indebtedness to the Prior Bank and the obligation to deliver UCC-3 termination statements and such other instruments, in form and substance satisfactory to the Lender, as shall be necessary to terminate and satisfy all Liens in favor of the Prior Bank promptly after receipt of an amount sufficient to pay the amount of the Indebtedness to the Prior Bank set forth in such payoff letter.

            (j)     Payment of Expenses. The Borrower shall have paid all fees and expenses due the Agent hereunder.

            (k)     Environmental Report. The Agent shall have received (i) the C-K Report and (ii) a satisfactory description of the current status of the Louisiana Department of Environmental Quality ("DEQ") site inspection at the Boutte Field, the responses by Forman, any deadlines or schedules related to the site inspection and actions taken by Forman with respect to the problems identified by the DEQ.

            (l)     Issuance of Mandatory Redeemable Preferred Stock. The Borrower shall have issued at least $21,000,000 of the Mandatory Redeemable Preferred Stock and received the net cash proceeds thereof.

            (m)     No Material Adverse Effect. No event shall have occurred or been disclosed to the Agent which could have a Material Adverse Effect on any Restricted Person.

            (n)    Other Documents. The Agent shall have received such other documents incidental and appropriate to the transaction provided for herein as the Agent or its counsel may reasonably request, and all such documents shall be in form and substance reasonably satisfactory to the Agent.

            13.    Conditions to Second Closing. At or prior to the Second Closing, the Borrower shall satisfy each of the following conditions:

            (a)     Hedging Arrangements. The Borrower shall have entered, or shall have caused one or more of the other Restricted Persons to have entered, into one or more Hedging Contracts satisfactory to the Agent, in order to satisfy its obligations under Section 15(r).

            (b)     Pontotoc Merger. Pontotoc Acquisition and Pontotoc shall have merged, and the survivor shall have become a wholly-owned Restricted Subsidiary of the Borrower.

            (c)     Title Work. The Agent shall have received all title work with respect to the Oil and Gas Real Properties of Pontotoc and its Subsidiaries as required by Section 8(d).

            (d)     Compliance Certificate. The Agent shall have received a "Compliance Certificate" of the Chairman of the Board or President and of the chief financial officer of each Restricted Person, dated as of the Second Closing Date, in which such officers certify to the satisfaction of the conditions set out in subsections (a), (b) and (d) of Section 14.

            (e) Other Documents. The Agent shall have received such other documents incidental and appropriate to the transaction provided for herein as the Agent or its counsel may reasonably request, and all such documents shall be in form and substance reasonably satisfactory to the Agent.

            14.    Conditions to Each Advance. The obligation of the Lenders to make each Advance to the Borrower and the obligation of the Agent to arrange for the issuance of each Letter of Credit shall be subject to the following conditions precedent:

            (a)    No Event of Default. No Event of Default shall have occurred and be continuing on the date of such Advance or Letter of Credit or would result from the making of the Advance or the issuance of such Letter of Credit;

            (b)     Representations and Warranties. The representations and warranties contained in Section 11 of this Agreement and each certificate or other writing delivered to the Agent pursuant hereto shall be correct on and as of the date of such Advance or Letter of Credit as though made on and as of such date (except to the extent that such representations and warranties related solely to an earlier date);

            (c)     Notice of Advance. The Agent shall have received a Notice of Advance pursuant to Section 2(b) hereof with respect to such Advance or an LC Application pursuant to Section 7(b) hereof with respect to such Letter of Credit;

            (d)     Borrowing Base. Following such Advance, the total amount of outstanding Advances and LC Obligations will not exceed the Borrowing Base;

            (e)     Other Documents. The Agent shall have received such other documents incidental and appropriate to the transaction provided for herein as the Agent or its counsel may reasonably request, and all such documents shall be in form and substance reasonably satisfactory to the Agent; and

            (f)     No Material Adverse Effect. No event shall have occurred or been disclosed to the Agent which could reasonably be expected to have a Material Adverse Effect on any Restricted Person.

            15.    Affirmative Covenants. Without the prior written consent of the Required Lenders, each Restricted Person shall at all times comply with the covenants contained in this section from the First Closing Date and for so long as any part of this Agreement is in effect.

            (a)     Financial Statements and Reports. The Borrower shall promptly furnish to the Agent from time to time upon request such information regarding the business and affairs and financial condition of the Borrower, as the Agent may reasonably request, and will furnish to the Agent:

            (i)     Annual Audited Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the close of each fiscal year, the annual audited Consolidated Financial Statements of the Borrower, prepared by the Borrower in accordance with GAAP and audited by an independent accounting firm reasonably acceptable to the Agent;

            (ii)     Quarterly Financial Statements. As soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter of each year, except for the last Fiscal Quarter, for which the time period shall be ninety (90) days, the quarterly unaudited Consolidated Financial Statements of the Borrower prepared in accordance with GAAP;

            (iii)     Additional Information. Promptly upon request of the Agent from time to time, any additional financial information or other information that the Agent may reasonably request.

            All such reports, information, balance sheets and Financial Statements referred to in Section 15(a) above shall be in such detail as the Agent may reasonably request and shall be prepared in a manner consistent with the Financial Statements.

            (b)     Certificates of Compliance. Concurrently with the furnishing of the annual audited Financial Statements pursuant to Section 15(a)(i) hereof and each of the quarterly unaudited Financial Statements pursuant to Section 15(a)(ii) hereof, the Borrower will furnish or cause to be furnished to the Agent a certificate signed by its Chief Executive or Financial Officer (i) stating that the Borrower has fulfilled in all material respects its obligations under the Note(s) and the Security Documents, including this Agreement, and that all representations and warranties made herein and therein continue (except to the extent they relate solely to an earlier date) to be true and correct in all material respects (or specifying the nature of any change), or if a Potential Event of Default or an Event of Default has occurred, specifying the Potential Event of Default or Event of Default and the nature and status thereof; (ii) to the extent requested from time to time by the Agent, specifically affirming compliance of the Borrower in all material respects with any of its representations (except to the extent they relate solely to an earlier date) or obligations under said instruments; (iii) setting forth the computation, in reasonable detail as of the end of each period covered by such certificate, of compliance with Sections 16(c), (d), (e), (f), (g), (h) and (j); and (iv) containing or accompanied by such financial or other details, information and material as the Agent may reasonably request to evidence such compliance.

            (c)     Accountant's Certificate. Concurrently with the furnishing of the annual audited Financial Statements pursuant to Section 15(a)(i) hereof, the Borrower will furnish a statement from the firm of independent public accountants which audited such Financial Statements to the effect that nothing has come to their attention to cause them to believe that there existed on the date of such statements any Event of Default and specifically calculating the Borrower's compliance with Sections 16(c), (d), (e), (f), (g), (h) and (j) of this Agreement.

            (d)     Taxes and Other Liens. Each Restricted Person will pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it which it is required to pay, or upon the income or any assets or property of the Restricted Person as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien or other encumbrance upon any or all of the assets or property of the Restricted Person and which, in each instance or in aggregate, could reasonably be expected to result in a Material Adverse Effect; provided, however, that the Restricted Person shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted, levy and execution thereon have been stayed and continue to be stayed.

            (e)     Compliance with Laws. Each Restricted Person will observe and comply, in all material respects, with all applicable laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, orders and restrictions relating to environmental standards or controls or to energy regulations of all Governmental Entities, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

            (f)     Further Assurances. Each Restricted Person will cure promptly any defects in the creation, issuance, execution and delivery of the Note(s) and the Security Documents, including this Agreement. Each Restricted Person, at its sole expense, will promptly execute and deliver to the Agent upon its reasonable request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements in this Agreement, or to correct any omissions in the Note(s) or more fully to state the obligations set out herein.

            (g)     Bonds and Insurance. Each Restricted Person now maintains and will continue to maintain all surface disturbance and performance bonds, and plugging bonds, as required by Law, as well as any necessary insurance with financially sound and reputable insurers. All insurance carried by each Restricted Person shall insure against such risks, have such coverage amounts, deductibles, and other terms, and be issued by such insurers as a similarly situated Person in the same industry would deem reasonable. Upon request of the Agent, each Restricted Person will furnish to the Agent a summary of its insurance coverage in form and substance satisfactory to the Agent, and, if requested, will furnish the Agent copies of the applicable policies.

            (h)     Right of Inspection. Each Restricted Person will permit any officer, employee or agent of the Agent to examine the Borrower's books, records and accounts, and take copies and extracts therefrom, all at such reasonable times following reasonable notices and as often as the Agent may reasonably request. The Agent will keep all such information confidential and will not without prior written consent disclose or reveal the information to any person other than the Agent's officers, employees, legal counsel, regulatory authorities or advisors to whom it is necessary to reveal such information for the purpose of effectuating the agreements and undertakings specified herein or as otherwise required by law or in connection with the enforcement of the Agent's rights and remedies under the Notes, this Agreement and the other Security Documents.

            (i)     Notice of Certain Events. The Borrower shall promptly notify the Agent in writing if the Borrower learns of the occurrence of (i) any event which constitutes an Event of Default together with a detailed statement by the Borrower of the steps being taken to cure the Event of Default; or (ii) any material legal, judicial or regulatory proceedings affecting the Borrower, of any of the assets or properties of the Borrower; or (iii) any material dispute between the Borrower and any Person or Governmental Entity; or (iv) any other matter which in the Borrower's reasonable opinion could reasonably be expected to have a Material Adverse Effect. The Borrower shall promptly send all correspondence and documentation relating to these events to the Agent.

            (j)     Disclosure Reports. In addition to the notices required under Section 15(i) above, the Borrower shall promptly notify the Agent in writing (each, a "Disclosure Report") if the Borrower learns of any event, circumstance, or occurrence that renders the Disclosure Schedule or the representations and warranties under Section 11 inaccurate in any material respect.

            (k)     Environmental Matters.

            (i)     Each Restricted Person will deliver to the Agent (1) promptly upon its becoming available, one copy of each report sent by the Borrower to any Governmental Entity pursuant to any Environmental Law relating to any matter which could reasonably be expected to have a Material Adverse Effect, (2) notice, in writing, promptly upon the Borrower's receipt of such notice, of any potential or actual liability arising in connection with (x) the non-compliance with or violation of the requirements of any Environmental Law which reasonably could be expected to have a Material Adverse Effect; or (y) the release or threatened release of any toxic or hazardous waste into the environment which reasonably could be expected to have a Material Adverse Effect, or (3) written notice of the existence of any Environmental Lien on any properties or assets of the Borrower, and the Borrower shall immediately deliver a copy of any such notice to the Agent.

            (ii)     Borrower will deliver to Agent (1) within 120 days following the First Closing Date an Environmental Site Assessment relating to the Oil and Gas Real Properties located in Louisiana owned by Forman and the Borrower, (2) within 30 days following the First Closing Date, if necessary, verification that the Oil and Gas Real Properties located in Oklahoma owned by Pontotoc and its Restricted Subsidiaries have been surveyed for Naturally Occurring Radioactive Material and that, if necessary, Pontotoc and/or its Restricted Subsidiaries have a general license with respect thereto, (3) within 60 days following the First Closing Date, a report on the actions taken by Pontotoc and/or its Restricted Subsidiaries with respect to the problems identified in the C-K Report, and (4) on or before December 31, 2001, a report describing the status of the problems identified in the C-K Report and the actions taken with respect thereto.

            (l)     Compliance and Maintenance. Each Restricted Person will (i) except with respect to Oil and Gas Properties relating to wells such Restricted Person wishes to plug and abandon or to transfer a third party, maintain the Oil and Gas Properties in good and workable condition at all times and make all repairs, replacements, and improvements to the Oil and Gas Properties and other properties as are needed and proper so that the business carried on in connection therewith may be conducted properly and efficiently at all times in the opinion of the Borrower exercised in good faith; and (ii) take or cause to be taken whatever actions are necessary to prevent an event or condition of default by such Restricted Person under the provisions of any gas purchase or sales contract or any lease comprising a part of the Oil and Gas Real Properties or other Collateral security hereunder which default could reasonably be expected to result in a Material Adverse Effect. The Borrower shall, however, have the right to contest in good faith by appropriate proceedings, the applicability or lawfulness of any such default, and pending such contest may defer compliance therewith, as long as such deferment shall not subject the properties or any part thereof to foreclosure or loss.

            (m)     Compliance with Leases and Other Instruments. Each Restricted Person will pay or cause to be paid and discharge all rentals, delay rentals, royalties, production payments, and indebtedness required to be paid by such Restricted Person, and do all things necessary to keep unimpaired the rights of the Borrower thereunder and to prevent the forfeiture thereof or default thereunder; provided, however, that nothing in this Agreement shall be deemed to require the Borrower to perpetuate or renew any oil and gas lease or other lease or to prevent the Borrower from abandoning or releasing any oil and gas lease or other lease or well when, in the opinion of the Borrower exercised in good faith, it is not in the best interest of the Borrower to perpetuate the same.

            (n)     Certain Additional Assurances Regarding Maintenance and Operations of Properties. With respect to those Oil and Gas Real Properties which are being operated by operators other than the Borrower, the Borrower shall not be obligated to perform any undertakings contemplated by the covenants and agreements contained in Subsections 15(g), 15(k) or 15(1) hereof which are performable only by such operators and are beyond the control of the Borrower; provided, however, the Borrower agrees to promptly take all commercially reasonable actions available under any operating agreements or otherwise to bring about the performance of any such undertakings required to be performed thereunder.

            (o)     Sale of Oil and Gas Properties. Between redeterminations of the Borrowing Base under Section 9, the Borrower and the other Restricted Persons may sell up to 10% of their Oil and Gas Properties, calculated on an aggregate basis for all such Persons and pursuant to the Loan Values most recently established by the Agent as of the calculation date. Provided that no Borrowing Base Deficiency then exists, the Borrower and the Restricted Persons in question may retain all proceeds of any such sale, and the Agent may not reduce the Borrowing Base to reflect any such sale until the Agent's next redetermination of the Borrowing Base under Section 9. Upon the Borrower's request, the Agent will inform the Borrower of the Loan Value assigned to any Oil and Gas Property the Borrower wishes to sell.

            (p)     Guaranties of the Borrower's Restricted Subsidiaries. Each Restricted Subsidiary of the Borrower now existing or created, acquired or coming into existence after the date hereof shall, promptly upon request by the Agent, execute and deliver to the Agent an absolute and unconditional guaranty of the timely repayment of the Obligations and the due and punctual performance of the obligations of the Borrower hereunder, which guaranty shall be satisfactory to the Agent in form and substance. Pontotoc, Pontotoc Texas, and OBEC shall duly execute and deliver such a guaranty at the First Closing. The Borrower will cause each of its Restricted Subsidiaries to deliver to the Agent, simultaneously with its delivery of such a guaranty, written evidence satisfactory to the Agent and its counsel that such Restricted Subsidiary has taken all corporate or partnership action necessary to duly approve and authorize its execution, delivery and performance of such guaranty and any other documents which it is required to execute.

            (q)     Production Proceeds. Notwithstanding that, by the terms of the various Security Documents, Restricted Persons are and will be assigning to the Agent for the benefit of the Lenders all of the "Production Proceeds" (as defined therein) accruing to the property covered thereby, so long as no Event of Default has occurred Restricted Persons may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. Upon the occurrence of an Event of Default, the Agent may exercise all rights and remedies granted under the Security Documents, including the right to obtain possession of all Production Proceeds then held by Restricted Persons or to receive directly from the purchasers of production all other Production Proceeds. In no case shall any failure, whether purposed or inadvertent, by the Agent to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of its rights under the Security Documents, nor shall any release of any Production Proceeds by the Agent to Restricted Persons constitute a waiver, remission, or release of any other Production Proceeds or of any rights of the Agent to collect other Production Proceeds thereafter.

            (r)     Hedging Contracts. Prior to the Second Closing, the Borrower and the Restricted Persons shall enter into one or more Hedging Contracts covering at least 50% of anticipated production from the proved, developed, producing reserves of the Borrower and other Restricted Persons as of the date hereof through December 31, 2002 (with appropriate reductions in the volume of oil and gas production hedged to reflect the anticipated depletion of such reserves over time).

            (s)     Title. To the extent necessary to remain in compliance with the Continuing 85% Test, the Borrower and each other Restricted Person shall, following completion of the initial title work under Section 8(d), cure all title defects or exceptions (except for Permitted Liens) affecting such Person's Oil and Gas Real Properties which are in the Borrowing Base or substitute acceptable Collateral with no title defects or exceptions except for Permitted Liens covering Collateral of an equivalent value, within thirty (30) days after a request by the Agent to cure such defects or exceptions. If the Borrower is unable to cure any such title defect requested by the Agent to be cured within the thirty (30) day period, such failure to cure shall not be an Event of Default, but, only if necessary to cause the Borrower to remain in compliance with the Continuing 85% Test, the Agent shall exclude the affected Oil and Gas Real Property from the Borrowing Base until such time as title is satisfactory to the Agent. Upon each redetermination of the Borrowing Base, the Agent shall inform the Borrower of the aggregate percentage, calculated by Loan Value, of the Restricted Persons' Oil and Gas Real Properties with respect to which the Agent has satisfactory Title Documents.

            16.     Negative Covenants. Without the prior written consent of the Required Lenders, each Restricted Person will at all times comply with the covenants contained in this section from the First Closing Date and for so long as any part of this Agreement is in effect.

            (a)     Liens. Except for Permitted Liens, no Restricted Person will create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires.

            (b)     Change of Control or Ownership. The Borrower will not permit a Change of Control or a Change of Ownership.

            (c)     Indebtedness. No Restricted Person will in any manner owe or be liable for Indebtedness except:

            (i)    the Obligations;

            (ii)    any Indebtedness owed by a Restricted Person (other than Forman or the Borrower) to another Restricted Person;

            (iii)     Indebtedness owed by Forman or the Borrower to another Restricted Person or by any Restricted Person to a third party which Indebtedness is subordinated to the Obligations upon terms and conditions satisfactory to the Agent in its sole and absolute discretion (herein called "Subordinated Indebtedness");

            (iv)    the Mandatory Redeemable Preferred Stock;

            (v)     the Class B Redeemable Preferred Stock;

            (vi)     Indebtedness outstanding under the instruments and agreements described on the Disclosure Schedule, including any renewals or extensions of such Indebtedness which do not increase the principal thereof;

            (vii)     purchase money Indebtedness in an aggregate principal amount not to exceed the greater of (x) $3,000,000 or (y) 10% of the aggregate Loans outstanding under this Agreement at the time the purchase money Indebtedness is incurred, provided that the original principal amount of any such Indebtedness shall not be in excess of the purchase price of the asset acquired thereby and such Indebtedness shall be secured only by the acquired asset;

            (viii)     Indebtedness arising under Hedging Contracts required under Section 15(r) and permitted under Section 16(n);

            (ix)     Indebtedness owed by a Restricted Subsidiary subsequently acquired by the Borrower, directly or through one of the Borrower's then existing Restricted Subsidiaries, which Indebtedness was not incurred in contemplation of the Borrower's acquisition of such Person and which Indebtedness is either unsecured or secured only by the assets of the acquired Person; and

            (x)     Miscellaneous items of Indebtedness not described in subsections (i) through (v) which do not in the aggregate (taking into account all such Indebtedness of all Restricted Persons) exceed $1,000,000 at any one time outstanding.

            (d)     Investments. No Restricted Person will make any Investment other than:

            (i)     Permitted Investments;

            (ii)     Investments by any Restricted Person in any other Restricted Person (other than Forman), and

            (iii)     Investments by the Borrower in Unrestricted Subsidiaries up to an aggregate amount of $500,000.00. The Borrower may make Investments in Unrestricted Subsidiaries in excess of $500,000.00 provided: (y) the Agent consents to such additional Investment, such consent not to be unreasonably withheld, and (z) at the time of such Investment an Event of Default shall not have occurred and be continuing.

            (e)     Distributions. Except for permitted redemptions of the Borrower's Preferred Stock pursuant to Section 16(r) and payments by a Restricted Person to another Restricted Person (other than Forman), no Restricted Person may pay any cash dividends, cash redemptions, or make any other cash distributions (collectively "Distributions") to its shareholders unless each of the following requirements is satisfied: (i) the Distributions are made with respect to the Borrower's outstanding Preferred Stock; (ii) aggregate Distributions for the Borrower's fiscal year may not exceed $3,000,000; and (iii) no Event of Default shall have occurred and be continuing on the date such Distribution is declared or paid, or would result from the making of such Distribution. The term "Distribution" shall exclude (v) any payments made to shareholders of Pontotoc or Forman upon their exercise of their dissenters' rights or made in connection with the transactions contemplated by this Agreement (provided, however, that the aggregate of all Dissenters' Rights Costs may not exceed $5,000,000), (w) any reasonable salary, bonuses, or other similar compensation paid in the ordinary course of business to shareholders who are also employees of the Borrower or one of its Subsidiaries, (x) any success fees paid to Mr. Jeff Clarke in cash or Preferred Stock upon closing of the transactions contemplated by this Agreement, with the aggregate of such fees not to exceed $375,000, (y) any advisory, success, or other fees payable to Jefferies or TCW as a result of Acquisition in an amount previously disclosed to and approved by the Agent, and (z) any subsequent advisory, success, or other fees payable to Jefferies or TCW for further transactions involving the Borrower or any of its Subsidiaries that comply with Section 16(m) and are disclosed to the Agent in writing.

            (f)     Current Ratio. The Borrower shall not, on a Consolidated basis, allow its ratio of Current Assets to Current Liabilities to ever be less than 1.0 to 1.0.

            (g)     Total Debt to EBITDA. The Borrower shall not, on a Consolidated basis, allow its ratio of Debt to EBITDA to ever exceed 3.0 to 1.0 (provided, however, that, if the Borrower or one of its Restricted Subsidiaries acquires another Restricted Subsidiary, such calculation shall be made on a pro forma basis as if the acquiree had been owned by the Borrower or its Restricted Subsidiary throughout the measurement period in question).

            (h)     Ratio of EBITDA to Cash Interest Expense. The Borrower shall not, on a Consolidated basis, allow its ratio of EBITDA to Cash Interest Expense to ever be less than 3.5 to 1.0.

            (i)     Method of Calculation. Up to and including the end of the fourth Fiscal Quarter following the First Closing Date, the financial ratio set forth in Subsections 16 (g) and 16(h) above shall be calculated for each Fiscal Quarter by annualizing the Borrower's Consolidated EBITDA through the Fiscal Quarter in question. Thereafter, such financial ratios shall be calculated for the last four consecutive Fiscal Quarters then most recently ended.

            (j)     Minimum Tangible Net Worth. Permit the Consolidated Tangible Net Worth of the Borrower and its Restricted Subsidiaries as of the end of any Fiscal Quarter to be less than $40,000,000.

            (k)     Amendments to Corporate Documents. No Restricted Person will amend or modify any material provision of its articles of incorporation (including any preferred stock certificate of designation) or bylaws (except to authorize additional shares of common or preferred stock).

            (l)     Nature of Business. No Restricted Person will permit any material change to be made in the character of its business as carried on at the First Closing Date or, if the Person becomes a Restricted Person after the First Closing Date, at the date on which such Person becomes a Restricted Person.

            (m)     Transactions with Affiliates. No Restricted Person will enter into any transaction with any Affiliate, except transactions upon terms that are no less favorable to it than would be obtained in a transaction negotiated at arm's length with an unrelated third party.

            (n)     Hedging Transactions. No Restricted Person will enter into hedging transactions involving more than 85% of the Borrower's and the other Restricted Persons' monthly production forecast for all of the Borrower's and the other Restricted Persons' proved and producing oil and gas properties pursuant to the Borrower's most recent engineering evaluation.

            (o)     Loans and Advances. Neither the Borrower nor any Restricted Person shall make or permit to remain outstanding any loans or advances to any Person other than (i) loans to employees made in the ordinary course of business and not exceeding $10,000 to any single employee, (ii) loans or advances to Unrestricted Subsidiaries in an aggregate amount outstanding at any time of up to $1,000,000.00, and (iii) loans or advances to another Restricted Person as permitted under Section 16(c)(ii) and (iii).

            (p)     New Subsidiaries. No Restricted Person will create, or invest in, any new Restricted Subsidiaries, unless at the time of such creation or acquisition the new Restricted Subsidiary becomes a Guarantor and grants a first priority Lien in its Oil and Gas Properties in favor of the Agent on behalf of the Lenders.

            (q)     Limitation on Mergers, Issuances of Securities. No Restricted Person will merge or consolidate with or into any other Person except that (i) any Restricted Subsidiary of the Borrower may be merged into or consolidated with another Restricted Subsidiary of the Borrower, so long as a Guarantor is the surviving business entity, (ii) any Restricted Subsidiary of the Borrower may be merged into or consolidated with the Borrower, so long as the Borrower is the surviving business entity, or (iii) any Restricted Subsidiary of the Borrower may be merged into or consolidated with another Person so long as the Restricted Subsidiary is the surviving business entity and immediately following such merger or consolidation no Event of Default exists, and provided further that the Agent receives prior written notice of any such merger or consolidation.

            (r)     Permitted Redemptions of Preferred Stock. The Borrower may not redeem all or any part of its Preferred Stock unless (i) the Borrower provides the Agent with thirty (30) days' advance written notice of the redemption, (ii) on the effective date of the redemption, no Event of Default exists, and (iii) the redemption is funded exclusively with the proceeds of a new equity issuance or the Agent grants its prior written consent to the Borrower to effect the redemption, such consent not to be unreasonably withheld.

            (s)     Sale of Oil and Gas Properties. No Restricted Person may sell any of its Oil and Gas Properties except (i) obsolete Oil and Gas Personal Property no longer required for such Restricted Person's business operations, (ii) in compliance with Section 15(o), (iii) pursuant to a farm-out agreement in the ordinary course of business, or (iv) as otherwise permitted by the Agent in writing.

            17.     Events of Default and Remedies.

            (a)     Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

            (i)     The Borrower fails to pay any principal or interest component of any Note when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, and, in the case of interest payments only, three (3) Business Days have elapsed since such payment was due;

            (ii) Any Restricted Person fails to pay any Obligation (other than the Obligations in subsection (i) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, and five (5) days have elapsed since such payment was due;

            (iii)     Any "default" or "event of default" occurs under any Loan Document which defines either such term, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document;

            (iv)     Any Restricted Person fails to duly observe, perform or comply with any covenant, agreement or provision of Section 16 (other than involuntary Liens created in violation of Section 16(a));

            (v)     the Second Closing does not occur on or before the Second Closing Date;

            (vi)     Any Restricted Person fails (other than as referred to in subsections (i), (ii), (iii) or (iv) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by the Agent to the Borrower;

            (vii)     Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Restricted Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made;

            (viii)     Any Loan Document at any time ceases to be valid, binding and enforceable as warranted in Section 11 for any reason and the Restricted Persons who are parties to such Loan Document do not cause such Loan Document to be reinstated as a valid, binding, and enforceable agreement within ten (10) days of notice from the Agent requesting such action;

            (ix)     Any Restricted Person fails to duly observe, perform or comply with any agreement with any Person or any term or condition of any agreement or instrument, if such agreement or instrument is materially significant to the Borrower or to the Borrower and its Restricted Subsidiaries on a Consolidated basis or materially significant to any Guarantor, and such failure is not remedied within the applicable period of grace (if any) provided in such agreement or instrument;

            (x)     Any Restricted Person (i) fails to pay any portion, when such portion is due, of any of its Indebtedness in excess of $1,000,000, or (ii) breaches or defaults in the performance of any covenant or obligation (other than for the payment of money) in any agreement or instrument by which any such Indebtedness is issued, evidenced, governed, or secured, and any such failure, breach or default continues beyond any applicable period of grace provided therefor and such nonpayment breach or default results in the acceleration of the Indebtedness in question;

            (xi)     Either (i) any "accumulated funding deficiency" (as defined in Section 412(a) of the Internal Revenue Code) in excess of $100,000 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan's benefit liabilities exceeds the then current value of such ERISA Plan's assets available for the payment of such benefit liabilities by more than $100,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer's proportionate share of such excess exceeds such amount);

            (xii)     Any Restricted Person:

            (A)     suffers the entry against it of a judgment, decree or order for relief by a Tribunal of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it which remains undismissed for a period of sixty (60) days; or

            (B)     commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or fails generally to pay (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or

            (C)     suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

            (D)     suffers the entry against it of a final judgment for the payment of money in excess of $1,000,000 (not covered by insurance satisfactory to the Agent in its reasonable discretion), unless the same is discharged within sixty (60) days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

            (E)     suffers a writ or warrant of attachment or any similar process to be issued by any Tribunal against all or any substantial part of its assets or any part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within sixty (60) days after the entry or levy thereof or after any stay is vacated or set aside; and

            (xiii)     Any Change of Control or Change of Ownership occurs.

Upon the occurrence of an Event of Default described in subsections (xii)(A), (B) or (C) of this section with respect to the Borrower, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by the Borrower and each Restricted Person who at any time ratifies or approves this Agreement. Upon any such acceleration, any obligation of any Lender to make any further Loans and any obligation of the Agent to arrange for the issuance of Letters of Credit shall be permanently terminated. During the continuance of any other Event of Default, the Agent at any time and from time to time may (and upon written instructions from the Required Lenders, the Agent shall), without notice to the Borrower or any other Restricted Person, do either or both of the following: (1) terminate any obligation of the Lenders to make Loans hereunder and any obligation of the Agent to arrange for the issuance of Letters of Credit, and (2) declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by the Borrower and each Restricted Person who at any time ratifies or approves this Agreement.

            (b)     Remedies. If any Event of Default shall occur and be continuing, the Agent may protect and enforce the Agent's or the Lenders' rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and the Agent may enforce the payment of any Obligations due to the Agent or the Lenders or enforce any other legal or equitable right which it may have. All rights, remedies and powers conferred upon the Agent under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.

            18.     The Agent.

            (a)     Appointment and Authority. Each Lender hereby irrevocably authorizes the Agent, and the Agent hereby undertakes, to receive payments of principal, interest and other amounts due hereunder as specified herein and to take all other actions and to exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms hereof or thereof, together with all other powers reasonably incidental thereto. The relationship of the Agent to the other Lenders is only that of one commercial lender acting as administrative agent for others, and nothing in the Loan Documents shall be construed to constitute the Agent a trustee or other fiduciary for any Lender or any holder of any participation in a Note nor to impose on the Agent duties and obligations other than those expressly provided for in the Loan Documents. With respect to any matters not expressly provided for in the Loan Documents and any matters which the Loan Documents place within the discretion of the Agent, the Agent shall not be required to exercise any discretion or take any action, and it may request instructions from the Lenders with respect to any such matter, in which case it shall be required to act or to refrain from acting (and shall be fully protected and free from liability to all the Lenders in so acting or refraining from acting) upon the instructions of the Required Lenders (including itself), provided, however, that the Agent shall not be required to take any action which exposes it to a risk of personal liability that it considers unreasonable or which is contrary to the Loan Documents or to applicable Law. Upon receipt by the Agent from the Borrower of any communication calling for action on the part of the Lenders or upon notice from any other Lender to the Agent of any Potential Event of Default or Event of Default, the Agent shall promptly notify each other Lender thereof.

            (b)     Exculpation, the Agent's Reliance, Etc.. Neither the Agent nor any of its directors, officers, agents, attorneys, or employees shall be liable for any action taken or omitted to be taken by any of them under or in connection with the Loan Documents, INCLUDING THEIR NEGLIGENCE OF ANY KIND, except that each shall be liable for its own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof in accordance with this Agreement, signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any other Lender and shall not be responsible to any other Lender for any statements, warranties or representations made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Loan Documents on the part of any Restricted Person or to inspect the property (including the books and records) of any Restricted Person; (e) shall not be responsible to any other Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any instrument or document furnished in connection therewith; (f) may rely upon the representations and warranties of each Restricted Person or Lender in exercising its powers hereunder; and (g) shall incur no liability under or in respect of the Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (including any facsimile, cable, or telex) believed by it to be genuine and signed or sent by the proper Person or Persons.

            (c)     Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon any other Lender, made its own analysis of the Borrower and the transactions contemplated hereby and its own independent decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents.

            (d)     Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed under Section 19(c) hereof, but without limiting the obligations of the Borrower under such section) ratably in accordance with their respective Percentage Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees), or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent (including by any Lender) in any way relating to or arising out of any Loan Document or the transactions contemplated thereby or any action taken or omitted by the Agent under any Loan Document (INCLUDING ANY OF THE FOREGOING ARISING FROM THE NEGLIGENCE OF THE AGENT); provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any costs or expenses payable by the Borrower under Section 19(c), to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Borrower. The agreements contained in this section shall survive payment in full of the Loans and all other amounts payable under this Agreement.

            (e)     Non-Reliance on the Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Loan Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Restricted Person or any of its Subsidiaries or Affiliates that may come into the possession of the Agent or any of its Affiliates.

            (f)     Rights as Lender. In its capacity as a Lender, the Agent shall have the same rights and obligations as any Lender and may exercise such rights as though it were not the Agent. The Agent may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with any Restricted Person or their Affiliates, all as if it were not the Agent hereunder and without any duty to account therefor to any other Lender.

            (g)     Sharing of Set-Offs and Other Payments. Each Lender agrees that if it shall, whether through the exercise of rights under Security Documents or rights of banker's lien, set off, or counterclaim against the Borrower or otherwise, obtain payment of a portion of the aggregate Obligations owed to it which, taking into account all distributions made by the Agent under Section 6(a), causes such Lender to have received more than it would have received had such payment been received by the Agent and distributed pursuant to Section 6(a), then (a) it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Obligations as necessary to cause all the Lenders to share all payments as provided for in Section 6(a), and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Agent and all the Lenders share all payments of Obligations as provided in Section 6(a); provided, however, that nothing herein contained shall in any way affect the right of any Lender to obtain payment (whether by exercise of rights of banker's lien, set-off or counterclaim or otherwise) of indebtedness other than the Obligations. The Borrower expressly consents to the foregoing arrangements and agrees that any holder of any such interest or other participation in the Obligations, whether or not acquired pursuant to the foregoing arrangements, may to the fullest extent permitted by Law exercise any and all rights of banker's lien, set-off, or counterclaim as fully as if such holder were a holder of the Obligations in the amount of such interest or other participation. If all or any part of any funds transferred pursuant to this section is thereafter recovered from the seller under this section which received the same, the purchase provided for in this section shall be deemed to have been rescinded to the extent of such recovery, together with interest, if any, if interest is required pursuant to the order of a Tribunal order to be paid on account of the possession of such funds prior to such recovery.

            (h)     Properties. Whenever the Agent in good faith determines that it is uncertain about how to distribute to the Lenders any funds which it has received, or whenever the Agent in good faith determines that there is any dispute among the Lenders about how such funds should be distributed, the Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If the Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if the Agent is otherwise required to invest funds pending distribution to the Lenders, the Agent shall invest such funds pending distribution; all interest on any such Property shall be distributed upon the distribution of such Property and in the same proportion and to the same Persons as such Property. All moneys received by the Agent for distribution to the Lenders (other than to the Person who is the Agent in its separate capacity as a Lender) shall be held by the Agent pending such distribution solely as the Agent for such Lenders, and the Agent shall have no equitable title to any portion thereof.

            (i)     Benefit of Section 18. The provisions of this section (other than Section 18(j)) are intended solely for the benefit of the Lenders, and no Restricted Person shall be entitled to rely on any such provision or assert any such provision in a claim or defense against any Lender. The Lenders may waive or amend such provisions as they desire without any notice to or consent of the Borrower or any Restricted Person.

            (j)     Resignation. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Each such notice shall set forth the date of such resignation. Upon any such resignation and after consultation with the Borrower, the Required Lenders shall have the right to appoint a successor to the Agent. If the successor Agent is already a Lender, the Borrower's prior approval shall not be required for the appointment of the successor Agent, but, if the successor Agent is not already a Lender, the Borrower's approval shall be required pursuant to Section 19(f) below. A successor must be appointed for the retiring Agent, and the Agent's resignation shall become effective when such successor accepts such appointment. If, within thirty days after the date of the retiring Agent's resignation, no successor has been appointed and has accepted such appointment, then the retiring Agent may appoint a successor Agent, which shall be a commercial bank organized or licensed to conduct a banking or trust business under the Laws of the United States of America or of any state thereof. Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent's resignation hereunder the provisions of this Section 18 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under the Loan Documents.

            19.     Miscellaneous Provisions.

            (a)     Exercise of Rights. The rights, powers and remedies of the Agent and the Lenders hereunder are cumulative and in addition to all rights, powers and remedies provided under any and all agreements between the Borrower and the Agent and the Lenders relating hereto, at law, in equity or otherwise. Neither any delay nor any omission by the Agent and the Lenders to exercise any right, power or remedy shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or any exercise of any other right, power or remedy.

            (b)     Notices. Any notices or other communications required or permitted to be given by this Agreement or any other documents and instruments referred to herein must be given in writing (which may be by facsimile transmission) and must be delivered to the party to whom such notice or communication is directed at the address of such party as follows:

            (i)     The Borrower:     Ascent Energy Inc.
                                                650 Poydras Street
                                                Suite 2200
                                                New Orleans, LA 70130
                                                Attention: Jeff Clarke
                                                Telephone: 504-586-8888
                                                Facsimile: 504-522-1796

                    with a copy to:     c/o Jones, Walker, Waechter,
                                                Poitevent, Carrere & Denegre, L.L.P.
                                                201 St. Charles Avenue
                                                Suite 5100
                                                New Orleans, Louisiana 70170-5100
                                                Attention: William B. Masters
                                                Facsimile: (504) 582-8380

            (ii)     The Agent:           Fortis Capital Corp.
                                                100 Crescent Court
                                                Suite 1777
                                                Dallas, Texas 75201
                                                Attention: Darrell Holley
                                                                Managing Director
                                                Telephone No.: (214) 953-9307
                                                Facsimile No.: (214) 754-5982

                                                and

                                                Michiel de Haan, Associate
                                                Telephone No.: (214) 953-9319
                                                Facsimile No.: (214) 759-5982

                    with a copy to:      Patton Boggs LLP
                                                2001 Ross Avenue
                                                Suite 3000
                                                Dallas, TX 75201
                                                Attention: Robert S. Rendell
                                                Telephone: 214-758-1514
                                                Facsimile: 214-758-1550

            Any such notice or other communication shall be deemed to have been given (whether actually received or not) on the day it is personally delivered or delivered by facsimile as aforesaid or, if mailed, on the third day after it is mailed by certified U.S. mail, return receipt requested addressed as aforesaid. Any party may change its address for purposes of this Agreement by giving notice of such change to the other party pursuant to this section.

            (c) Expenses and Indemnity.

            (i)     Payment of Expenses. Whether or not the transactions contemplated by this Agreement are consummated, the Borrower will promptly (and in any event, within thirty (30) days after any invoice or other statement or notice) pay: (i) all transfer, stamp, mortgage, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein, (ii) all reasonable costs and expenses incurred by or on behalf of the Agent (including without limitation reasonable attorneys' fees, consultants' fees and engineering fees, travel costs and miscellaneous expenses) in connection with (1) the negotiation, preparation, execution and delivery of the Loan Documents, and any and all consents, waivers or other documents or instruments relating thereto, (2) the filing, recording, refiling and re-recording of any Loan Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Loan Document, (3) the borrowings hereunder and other action reasonably required in the course of administration hereof, (4) monitoring or confirming (or preparation or negotiation of any document related to) the Borrower's compliance with any covenants or conditions contained in this Agreement or in any Loan Document, and (iii) all reasonable costs and expenses incurred by or on behalf of any Lender (including without limitation reasonable attorneys' fees, consultants' fees and accounting fees) in connection with the defense or enforcement of any of the Loan Documents (including this section) or the defense of any Lender's exercise of its rights thereunder. In addition to the foregoing, until all Obligations have been paid in full, the Borrower will also pay or reimburse the Agent for all reasonable out-of-pocket costs and expenses of the Agent or its agents or employees in connection with the continuing administration of the Loans and the related due diligence of the Agent, including travel and miscellaneous expenses and fees and expenses of the Agent's outside counsel, reserve engineers and consultants engaged in connection with the Loan Documents.

            (ii)     Indemnity. The Borrower agrees to indemnify each Lender, upon demand, from and against any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called "liabilities and costs") which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against such Lender growing out of, resulting from or in any other way associated with any of the Collateral, the Loan Documents and the transactions and events (including the enforcement or defense thereof) at any time associated therewith or contemplated therein (whether arising in contract or in tort or otherwise and including any violation or noncompliance with any Environmental Laws by any Lender or any other Person or any liabilities or duties of any Lender or any other Person with respect to Hazardous Materials found in or released into the environment).

The foregoing indemnification shall apply whether or not such liabilities and costs are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability or caused, in whole or in part by any negligent act or omission of any kind by any Lender, provided only that no Lender shall be entitled under this section to receive indemnification for that portion, if any, of any liabilities and costs which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment. If any Person (including the Borrower or any of its Affiliates) ever alleges such gross negligence or willful misconduct by any Lender, the indemnification provided for in this section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct. As used in this section the term "Lender" shall refer not only to each Person designated as such on the signature page but also to each director, officer, agent, attorney, employee, representative and Affiliate of such Person.

            (d)     Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by any Lender in exercising any right, power or remedy which such Lender may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Lender of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Restricted Person shall in any case of itself entitle any Restricted Person to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is the Borrower, by the Borrower, (ii) if such party is the Agent by the Agent, and (iii) if such party is a Lender, by such Lender or by the Agent on behalf of the Lenders with the written consent of the Required Lenders (which consent has already been given as to the termination of the Loan Documents as provided herein and the releases of Liens under Section 8). Notwithstanding the foregoing or anything to the contrary herein, the Agent shall not, without the prior consent of each individual Lender, execute and deliver on behalf of such Lender any waiver or amendment which would: (1) waive any of the conditions specified in Sections 12 or 13 (provided that the Agent may in its discretion withdraw any request it has made under Section 12(k) or 13(e)), (2) increase the maximum amount which such Lender is committed hereunder to lend, (3) reduce any fees payable to such Lender hereunder, or the principal of, or interest on, such Lender's Note, (4) postpone any date fixed for any payment of any such fees, principal or interest, (5) amend the definition herein of "Required Lenders" or otherwise change the aggregate amount of Percentage Shares which is required for the Agent, the Lenders or any of them to take any particular action under the Loan Documents, (6) release the Borrower from its obligation to pay such Lender's Note or any Guarantor from its guaranty of such payment or (7) amend this section.

            (e)     Acknowledgments and Admissions. The Borrower hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by the Agent or any Lender, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the First Closing Date, (iii) there are no representations, warranties, covenants, undertakings or agreements by any Lender as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the First Closing Date, (iv) no Lender has any fiduciary obligation toward the Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between the Borrower and the other Restricted Persons, on one hand, and each Lender, on the other hand, is and shall be solely that of debtor and creditor, respectively, (vi) no partnership or joint venture exists with respect to the Loan Documents between any Restricted Person and any Lender, (vii) the Agent is not the Borrower's agent, but the Agent for the Lenders, (viii) without limiting any of the foregoing, the Borrower is not relying upon any representation or covenant by any Lender, or any representative thereof, and no such representation or covenant has been made, that any Lender will, at the time of an Event of Default or Potential Event of Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Potential Event of Default or any other provision of the Loan Documents, and (ix) all the Lenders have relied upon the truthfulness of the acknowledgments in this section in deciding to execute and deliver this Agreement and to become obligated hereunder.

            (f)     Joint and Several Liability; Parties in Interest; Assignments.

            (i)     All Obligations which are incurred by two or more Restricted Persons shall be their joint and several obligations and liabilities. All grants, covenants and agreements contained in the Loan Documents shall bind and inure to the benefit of the parties thereto and their respective successors and assigns; provided, however, that no Restricted Person may assign or transfer any of its rights or delegate any of its duties or obligations under any Loan Document without the prior consent of the Required Lenders. Neither the Borrower nor any Affiliates of the Borrower shall directly or indirectly purchase or otherwise retire any Obligations owed to any Lender nor will any Lender accept any offer to do so, unless each Lender shall have received substantially the same offer with respect to the same Percentage Share of the Obligations owed to it. If the Borrower or any Affiliate of the Borrower at any time purchases some but less than all of the Obligations owed to all the Lenders, such purchaser shall not be entitled to any rights of any Lender under the Loan Documents unless and until the Borrower or its Affiliates have purchased all of the Obligations.

            (ii)     No Lender shall sell any participation interest in its commitment hereunder or any of its rights under its Loans or under the Loan Documents to any Person unless the agreement between such Lender and such participant at all times provides: (i) that such participation exists only as a result of the agreement between such participant and such Lender and that such transfer does not give such participant any right to vote as a Lender or any other direct claims or rights against any Person other than such Lender, (ii) that such participant is not entitled to payment from any Restricted Person under Section 6 or Section 19(c) of amounts in excess of those payable to such Lender under such sections (determined without regard to the sale of such participation), and (iii) unless such participant is an Affiliate of such Lender, that such participant shall not be entitled to require such Lender to take any action under any Loan Document or to obtain the consent of such participant prior to taking any action under any Loan Document, except for actions which would require the consent of all the Lenders under Section 19(d). No Lender selling such a participation shall, as between the other parties hereto and such Lender, be relieved of any of its obligations hereunder as a result of the sale of such participation. Each Lender which sells any such participation to any Person (other than an Affiliate of such Lender) shall give prompt notice thereof to the Agent and the Borrower, and, unless such sale is to an Affiliate of the selling Lender, such sale shall require the Borrower's prior approval which shall not be unreasonably withheld or delayed.

            (iii)     Except for sales of participations under the immediately preceding subsection, no Lender shall make any assignment or transfer of any kind of its commitments or any of its rights under its Loans or under the Loan Documents, except for assignments to an Eligible Assignee, and then only if such assignment is made in accordance with the following requirements:

            (A)     Unless the Assignee is an Affiliate of the assigning Lender, the Borrower shall have given its written approval of the assignment, which approval shall not be unreasonably withheld or delayed.

            (B)     Each such assignment shall apply to all Obligations owing to the assignor Lender hereunder and to the unused portion of the assignor Lender's commitments, so that after such assignment is made the assignor Lender shall have a fixed (and not a varying) Percentage Share in its Loans and Note and be committed to make that Percentage Share of all future Loans, the assignee shall have a fixed Percentage Share in such Loans and Note and be committed to make that Percentage Share of all future Loans, and the Percentage Share of the Revolving Commitment of both the assignor and assignee shall equal or exceed $5,000,000.

            (C)     The parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the "Register" (as defined below in this section), an Assignment and Acceptance in the form of Exhibit E, appropriately completed, together with the Note subject to such assignment and a processing fee payable to the Agent of $2,500. Upon such execution, delivery, and payment and upon the satisfaction of the conditions set out in such Assignment and Acceptance, then (1) the Borrower shall issue new Notes to such assignor and assignee upon return of the old Notes to the Borrower, and (2) as of the "Settlement Date" specified in such Assignment and Acceptance the assignee thereunder shall be a party hereto and a Lender hereunder and the Agent shall thereupon deliver to the Borrower and each Lender a schedule showing the revised Percentage Shares of such assignor Lender and such assignee Lender and the Percentage Shares of all other the Lenders.

            (D)     Each assignee Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for Federal income tax purposes, shall (to the extent it has not already done so) provide the Agent and the Borrower with the "Prescribed Forms" referred to in Section 6(d)(iv).

            (iv)     Nothing contained in this section shall prevent or prohibit any Lender from assigning or pledging all or any portion of its Loans and Note to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank; provided that no such assignment or pledge shall relieve such Lender from its obligations hereunder.

            (v)     By executing and delivering an Assignment and Acceptance, each assignee Lender thereunder will be confirming to and agreeing with the Borrower, the Agent and each other Lender that such assignee understands and agrees to the terms hereof, including Section 18 hereof.

            (vi)     The Agent shall maintain a copy of each Assignment and Acceptance and a register for the recordation of the names and addresses of the Lenders and the Percentage Shares of, and principal amount of the Loans owing to, each Lender from time to time (in this section called the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower and each Lender may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (g)     Governing Law. Except to the extent that the law of another jurisdiction is expressly elected in a Loan Document, the Loan Documents shall be deemed contracts and instruments made under the laws of the State of Texas and shall be construed and enforced in accordance with and governed by the laws of the State of Texas and the laws of the United States of America, without regard to principles of conflicts of law. Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving tri-party accounts) does not apply to this Agreement or to the Notes. The Borrower hereby irrevocably submits itself and each other Restricted Person to the jurisdiction of the state and federal courts sitting in the State of Texas and agrees and consents that service of process may be made upon it or any Restricted Person in any legal proceeding relating to the Loan Documents or the Obligations by any means allowed under Texas or federal law. Any legal proceeding arising out of or in any way related to any of the Loan Documents shall be brought and litigated exclusively in the United States District Court for the Northern District of Texas, Dallas Division to the extent it has subject matter jurisdiction, and otherwise in the Texas District Courts sitting in Dallas County, Texas. The parties hereto hereby waive and agree not to assert, by way of motion, as a defense or otherwise, that any such proceeding is brought in an inconvenient forum or that the venue thereof is improper, and further agree to a transfer of any such proceeding to a federal court sitting in the State of Texas to the extent that it has subject matter jurisdiction, and otherwise to a state court in Dallas, Texas. In furtherance thereof, the Borrower and Lenders each hereby acknowledge and agree that it was not inconvenient for them to negotiate and receive funding of the transactions contemplated by this Agreement in such county and that it will be neither inconvenient nor unfair to litigate or otherwise resolve any disputes or claims in a court sitting in such county.

            (h)     Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

            (i)     Maximum Rate of Interest. Regardless of any provisions contained in this Agreement or in any other documents and instruments referred to herein, the Lenders shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on the Note(s) any amount of interest in excess of the Maximum Rate of interest permitted to be charged by applicable law, and in the event the Lenders ever receive, collect or apply as interest any such excess, or if an acceleration of the maturities of any Note(s) or if any prepayment by the Borrower results in the Borrower having paid any interest in excess of the Maximum Rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the Note(s) for which such excess was received, collected or applied. If the principal balance of such Notes is paid in full, any remaining excess shall be paid immediately to the Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, the Borrower and the Lenders shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium, rather than as interest; and (ii) exclude voluntary prepayments and the effect thereof; and (iii) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Note(s) so that the interest rate is uniform throughout the term of the Notes; provided that if the Notes are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received during the actual period of existence thereof exceeds the Maximum Rate, the holders of the Notes shall refund to the Borrower the amount of such excess or credit the amount of such excess against the principal amount due thereunder. In such event, no holder of the Notes will be subject to any penalties provided by any laws for contracting for, charging for or receiving interest in excess of the Maximum Rate.

            (j)     Confidentiality. Each Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by or on behalf of the Borrower and its Subsidiaries pursuant to this Agreement, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation to which a Lender is a party, (iv) to any assignee or participant permitted by this Agreement so long as such assignee or participant (or prospective assignee or participant) shall have first agreed in writing to treat such information as confidential in accordance with this Section, or (v) to counsel for to any Lender or any participant or assignee (or prospective participant or assignee) permitted by this Agreement.

            (k)     Amendments. This Agreement may be amended only by an instrument in writing executed by an authorized officer of the party against whom such amendment is sought to be enforced.

            (l)     Multiple Counterparts. This Agreement may be executed in a number of identical separate counterparts, each of which for all purposes is to be deemed an original, but all of which shall constitute, collectively, one agreement. No party to this Agreement shall be bound hereby until a counterpart of this Agreement has been executed by all parties hereto.

            (m)     Conflict. In the event any term or provision hereof is inconsistent with or conflicts with any provision of the Loan Documents, the terms or provisions contained in this Agreement shall be controlling.

            (n)     Survival. All covenants, agreements, undertakings, representations and warranties made in the Loan Documents, including this Agreement, the Note(s) or other documents and instruments referred to herein shall survive all closings hereunder and shall not be affected by any investigation made by any party.

            (o)     Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legal representatives and estates, provided, however, that the Borrower may not, without the prior written consent of the Lenders, assign any rights, powers, duties or obligations hereunder.

            (p)     Other Agreements.

            (i)     THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

            (ii)     BORROWER ACKNOWLEDGES AND AGREES THAT THE STATEMENT SET FORTH IN THIS SECTION SATISFIES THE REQUIREMENTS OF SECTION 26.02 OF THE BUSINESS AND COMMERCE CODE OF THE STATE OF TEXAS AND SHALL BE DEEMED INCORPORATED INTO THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS BY BORROWER WITH, TO OR IN FAVOR OF BANK.

            (q)     Waiver of Jury Trial. To the extent permitted by Law, the Lenders and the Borrower hereby knowingly, voluntarily, and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or directly or indirectly arising out of, under, or in connection with, this Agreement or any other Loan Document, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of such Persons or the Borrower. This provision is a material inducement for the Lenders entering into this Agreement and the other Loan Documents.

[The remainder of this page is intentionally left blank.]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ASCENT ENERGY INC.
By: Name: Title:

FORTIS CAPITAL CORP.
By: Name: Title:

By: Name: Title:

Domestic Lending Office: 100 Crescent Court Suite 1777 Dallas, Texas 75201

Eurodollar Lending Office: 100 Crescent Court Suite 1777 Dallas, Texas 75201

SCHEDULE 1

LOAN AGREEMENT

Jefferies/TCW Shareholders

TCW Funds --	17.6%

TCW Leveraged Income Trust, IV, L.P.

TCW Shared Opportunity Fund, III, L.P.

Shared Opportunity Fund IIB, L.L.C.

TCW/Crescent Mezzanine Partners, L.P.

TCW/Crescent Mezzanine Trust

TCW/Crescent Mezzanine Investment Partners, L.P.

Jefferies Funds --	77.1%

Jefferies & Company, Inc.

Jefferies Partners Opportunity Fund, L.L.C.

Jefferies Partners Opportunity Fund II, L.L.C.

Jefferies Partners Opportunity Fund, L.L.C.

ING Furman Selz Investors III L.P.

ING Barings U.S. Leveraged Equity Plan LLC

ING Barings Global Leveraged Equity Plan Ltd.

SCHEDULE 2

Disclosure Schedule

SCHEDULE 3

Security Schedule

1.         Deed of Trust of Pontotoc and its Restricted Subsidiaries

2.         Forman Deed of Trust

3.         Ascent Deed of Trust

4.         UCC Financing Statements

5.         Stock Pledge Agreement

6.         Forman Guaranty

7.         Guaranty of Pontotoc and its Restricted Subsidiaries

8.         Pontotoc Gathering Deed of Trust

SCHEDULE 4

Oil and Gas Real Properties

EXHIBIT A

PROMISSORY NOTE
$ 40,000,000.00	July 27, 2001

            FOR VALUE RECEIVED, the undersigned, ASCENT ENERGY INC., a Delaware corporation (herein called the "Borrower"), hereby promises to pay to the order of FORTIS CAPITAL CORP. a corporation organized under the laws of the state of Connecticut, (herein called "Lender"), the principal sum of Forty Million Dollars ($40,000,000.00), or, if greater or less, the aggregate unpaid principal amount of the Loans made under this Note by Lender to the Borrower pursuant to the terms of the Loan Agreement (as hereinafter defined), together with interest on the unpaid principal balance thereof as hereinafter set forth, both principal and interest payable as herein provided in lawful money of the United States of America at the offices of the Agent under the Loan Agreement, 100 Crescent Court, Suite 1777, Dallas, Texas or at such other place as from time to time may be designated by the Agent.

            This Note (a) is issued and delivered under that certain Loan Agreement dated as of July 27, 2001 among the Borrower, Fortis Capital Corp., as Agent, and the lenders (including Lender) referred to therein (herein, as from time to time supplemented, amended or restated, called the "Loan Agreement"), and is a "Note" as defined therein, (b) is subject to the terms and provisions of the Loan Agreement, which contains provisions for payments and prepayments hereunder and acceleration of the maturity hereof upon the happening of certain stated events, and (c) is secured by and entitled to the benefits of certain Security Documents (as identified and defined in the Loan Agreement). Payments on this Note shall be made and applied as provided herein and in the Loan Agreement. Reference is hereby made to the Loan Agreement for a description of certain rights, limitations of rights, obligations and duties of the parties hereto and for the meanings assigned to terms used and not defined herein and to the Security Documents for a description of the nature and extent of the security thereby provided and the rights of the parties thereto.

            The principal amount of this Note, together with all interest accrued hereon, shall be due and payable in full on July 30, 2004.

            So long as no Event of Default has occurred and is continuing, all Base Rate Loans (exclusive of any past due principal or interest) from time to time outstanding shall bear interest on each day outstanding at the Base Rate in effect on such day. If an Event of Default has occurred and is continuing, all Base Rate Loans (exclusive of any past due principal or interest) from time to time outstanding shall bear interest on each day outstanding at the Default Rate in effect on such day. On the due date of each interest payment, the Borrower shall pay to the holder hereof all unpaid interest which has accrued on the Base Rate Loans to but not including such date. So long as no Event of Default has occurred and is continuing, each Eurodollar Loan (exclusive of any past due principal or interest) shall bear interest on each day during the related Interest Period at the related LIBOR Rate in effect on such day. If an Event of Default has occurred and is continuing, all Eurodollar Loans (exclusive of any past due principal or interest) from time to time outstanding shall bear interest on each day outstanding at the Default Rate in effect on such day. On the date each payment of interest is due relating to such Eurodollar Loan, the Borrower shall pay to the holder hereof all unpaid interest which has accrued on such Eurodollar Loan to but not including such date. All past due principal of and past due interest on the Loans shall bear interest on each day outstanding at the Default Rate in effect on such day, and such interest shall be due and payable daily as it accrues.

            Notwithstanding the foregoing paragraph and all other provisions of this Note, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum amount of interest which, under applicable law, may be charged on this Note, and this Note is expressly made subject to the provisions of the Loan Agreement which more fully set out the limitations on how interest accrues hereon. In the event applicable law provides for an interest ceiling under Chapter 303 of the Texas Finance Code (the "Texas Finance Code") as amended, for that day, the ceiling shall be the "weekly ceiling" as defined in the Texas Finance Code and shall be used in this Note for calculating the Maximum Rate and for all other purposes. The term "applicable law" as used in this Note shall mean the laws of the State of Texas or the laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

            If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, the Borrower and all endorsers, sureties and guarantors of this Note jointly and severally agree to pay reasonable attorneys' fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

            The Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment, notice of demand and of dishonor and nonpayment of this Note, protest, notice of protest, notice of intention to accelerate the maturity of this Note, declaration or notice of acceleration of the maturity of this Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

            This Note will be governed by and construed in accordance with the laws of the State of Texas and applicable federal law, except that Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving tri-party accounts) shall not apply to this Note. This Note is performable in Dallas County, Texas, and the Borrower and every Guarantor, if any, on this Note, jointly and severally, waive the right to be sued hereon elsewhere. Courts within the State of Texas will have jurisdiction over any and all disputes between Lender, the Borrower and every Guarantor, if any, whether at law or in equity, including, but not limited to, any and all disputes arising out of or relating to this Note; and venue in any such dispute, whether in federal or state court, will be in Dallas County, Texas.

            The indebtedness represented by this Note is for business purposes only and not for any personal, family or household purposes.

            THIS NOTE, THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT OF THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT WRITTEN OR ORAL AGREEMENTS OF THE PARTIES. THE RIGHTS AND OBLIGATIONS OF THE PARTIES SHALL BE DETERMINED SOLELY FROM THIS NOTE, THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS. THIS NOTE CAN BE VARIED OR MODIFIED ONLY BY WRITTEN INSTRUMENT SIGNED BY ALL THE PARTIES.

[The Remainder of This Page is Intentionally Blank]

            IN WITNESS WHEREOF, the Borrower has duly executed this Note as of the day and year above first written.

ASCENT ENERGY INC.
By: Name: Title:

EXHIBIT B

NOTICE OF ADVANCE

            Reference is made to that certain Loan Agreement dated as of July ___, 2001 (as from time to time amended, the "Loan Agreement"), by and among Ascent Energy Inc., as Borrower, Fortis Capital Corp., as Agent, and certain financial institutions, as Lenders. Terms which are defined in the Loan Agreement are used herein with the meanings given them in the Loan Agreement.

            Borrower hereby requests an Advance of new Loans to be advanced pursuant to Section 2(b) of the Loan Agreement as follows:

Aggregate amount of Advance: $___________________

Type of Loans in Advance: ___________________

Date on which Loans are to be advanced: ___________________

Length of Interest Period for Eurodollar Loans (1, 2, 3, or 6 months): ________________

            Borrower hereby represents, warrants, acknowledges, and agrees to and with each Lender that:

            (a)     The officer of Borrower signing this instrument is the duly elected, qualified and acting officer of Borrower as indicated below such officer's signature hereto having all necessary authority to act for Borrower in making the request herein contained.

            (b)     There does not exist on the date hereof any condition or event which constitutes an Event of Default which has not been waived by Agent in writing as provided in the Loan Agreement; nor will any such Event of Default exist upon Borrower's receipt and application of the Loans requested hereby. Borrower will use the Loans hereby requested in compliance with Section 2(d) of the Loan Agreement.

            (c)     The representations and warranties of Borrower set forth in the Loan Agreement and the other Loan Documents are true and correct on and as of the date hereof (except to the extent that the facts on which such representations and warranties are based have been changed by the extension of credit under the Loan Agreement and except for representations and warranties that are expressly limited to an earlier date), with the same effect as though such representations and warranties had been made on and as of the date hereof.

            (d)     Except to the extent waived by Agent in writing as provided in the Loan Agreement, Borrower has performed and complied with all agreements and conditions in the Loan Agreement required to be performed or complied with by Borrower on or prior to the date hereof, and each of the conditions precedent to Loans contained in the Loan Agreement remains satisfied.

            (e)     The Loan Documents have not been modified, amended or supplemented by any unwritten representations or promises, by any course of dealing, or by any other means not provided for in the Loan Agreement. The Loan Agreement and the other Loan Documents are hereby ratified, approved, and confirmed in all respects.

            The officer of Borrower signing this instrument hereby certifies in his capacity as an officer of Borrower and in the name and on behalf of Borrower, that to the best of his knowledge after due inquiry, the above representations, warranties, acknowledgements, and agreements of Borrower are true, correct and complete.

            IN WITNESS WHEREOF, this instrument is executed as of ________________, 200_.

ASCENT ENERGY INC.
By: Name: Title:

EXHIBIT C

CONTINUATION/CONVERSION NOTICE

            Reference is made to that certain Loan Agreement dated as of July ___, 2001 (as from time to time amended, the "Loan Agreement"), by and among Ascent Energy Inc., as Borrower, Fortis Capital Corp., as Agent, and certain financial institutions, as Lenders. Terms which are defined in the Loan Agreement are used herein with the meanings given them in the Loan Agreement.

            Borrower hereby requests a conversion or continuation of existing Loans into a new Borrowing pursuant to Section 2(c) of the Loan Agreement as follows:

            Existing Advance(s) to be continued or converted:

            $________________ of Eurodollar Loans with Interest Period ending
            __________

            $________________ of Base Rate Loans

Aggregate amount of new Advance: $_________________

Type of Loans in new Advance: _________________

Date of continuation or conversion: _______________

Length of Interest Period for Eurodollar Loans (1, 2, 3, or 6 months): ________________

            Borrower hereby represents, warrants, acknowledges, and agrees to and with each Lender that:

            (a)     The officer of Borrower signing this instrument is the duly elected, qualified and acting officer of Borrower as indicated below such officer's signature hereto having all necessary authority to act for Borrower in making the request herein contained.

            (b)     There does not exist on the date hereof any condition or event which constitutes an Event of Default which has not been waived by Agent in writing as provided in the Loan Agreement; nor will any such Event of Default exist upon Borrower's receipt and application of the Loans requested hereby.

            (c)     The Loan Documents have not been modified, amended or supplemented by any unwritten representations or promises, by any course of dealing, or by any other means not provided for in the Loan Agreement. The Loan Agreement and the other Loan Documents are hereby ratified, approved, and confirmed in all respects.

            The officer of Borrower signing this instrument hereby certifies in his capacity as an officer of Borrower and in the name and on behalf of Borrower, that to the best of his knowledge after due inquiry, the above representations, warranties, acknowledgements, and agreements of Borrower are true, correct and complete.

            IN WITNESS WHEREOF, this instrument is executed as of __________________, 200__.

ASCENT ENERGY INC.
By: Name: Title:

EXHIBIT D

STOCK PLEDGE AGREEMENT

            THIS STOCK PLEDGE AGREEMENT made as of this 27th day of July, 2001 (this "Agreement"), between PONTOTOC ACQUISITION CORPORATION, a Nevada corporation ("Pledgor"), having its principal place of business and chief executive office at 650 Poydras Street, Suite 2200, New Orleans, Louisiana, 70130 and FORTIS CAPITAL CORP., a Connecticut corporation ("Pledgee"), having an office at 100 Crescent Court, Suite 1777, Dallas, Texas, 75201, as a Lender and as Agent on behalf of the Lenders party to the Loan Agreement described below.

RECITALS:

            A.     Pledgor is the legal and beneficial owner of ____ percent (__%) of the issued and outstanding capital stock of Pontotoc Production, Inc., a Nevada corporation ("Production"), as more fully described on Exhibit A attached hereto.

            B.      Pledgor is a wholly owned subsidiary of Ascent Energy, Inc., a Delaware corporation ("Borrower").

            C.     Borrower has entered into a certain Loan Agreement with Pledgee dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the "Loan Agreement").

            D.     In order to secure the obligations of Borrower under the Loan Agreement, Pledgor has agreed to pledge to Pledgee, for the benefit of Pledgee and the Lenders, all of the capital stock of Production now or hereafter owned by Pledgor.

            NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to extend credit and make other financial accommodations to Borrower under the Loan Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pledgor hereby agrees with Pledgee, on behalf of and for the benefit of Pledgee and the Lenders, as follows:

            1.     Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings given them in the Loan Agreement.

            2.     Pledge. Pledgor hereby pledges, assigns, hypothecates, transfers, delivers and grants to Pledgee, for the benefit of Pledgee and the Lenders, a first lien on and first priority perfected security interest in (a) all of the capital stock of Production now or at any time hereafter owned by Pledgor and all options, warrants and other rights to purchase shares of capital stock of Production held by Pledgor together with the shares of capital stock of Production underlying such options, warrants and other rights (collectively, the "Pledged Shares"), (b) all other property hereafter delivered to Pledgor in substitution for or in addition to the Pledged Shares, (c) any other property of Pledgor described in Section 4 below now or hereafter delivered to, or in the possession or custody of, Pledgee and (d) any and all proceeds of any of the foregoing, as collateral security for (i) the prompt and complete payment when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations (as defined in the Loan Agreement) and (ii) the due and punctual payment and performance by Pledgor of its obligations and liabilities under, arising out of or in connection with this Agreement (all of the foregoing being hereinafter referred to collectively as the "Liabilities"). Within thirty (30) days of the First Closing Date, all certificates or instruments representing or evidencing the Pledged Shares shall be delivered to and held by or on behalf of Pledgee pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed undated instruments of transfer or assignment in blank, all in form and substance satisfactory to Pledgee, which instruments or assignments shall have been delivered to Pledgee at First Closing Date. Pledgee shall maintain possession, control and custody of the certificates representing the Pledged Shares in accordance with the provisions of this Agreement and shall return the Pledged Shares in accordance with Section 14.

            3. Representations and Warranties of Pledgor. Pledgor represents and warrants to Pledgee, for the benefit of the Lenders, that:

            (a)     Exhibit A and the Pledge Amendments (as defined below), if any, set forth (i) the authorized capital stock of Production, (ii) the number of shares of capital stock of Production that are issued and outstanding as of the date hereof, (iii) the number of shares of capital stock of Production that are held in its treasury as of the date hereof and (iv) the percentage of the issued and outstanding shares of capital stock of Production held by Pledgor as of the date hereof. Pledgor hereby represents that it owns ____ percent (_____%) of the issued and outstanding shares of capital stock of Production as of the date hereof, such shares being acquired pursuant to that certain Agreement and Plan of Merger among Borrower, Pledgor and Production dated as of January 19, 2001 (the "Merger Agreement"). Pledgor is the record and beneficial owner of, and has good and marketable title to, the Pledged Shares, and such shares are and will remain free and clear of all pledges, liens, security interests and other encumbrances and restrictions whatsoever, except the liens and security interests created by this Agreement;

            (b)     there are no outstanding options, warrants or other agreements with respect to the Pledged Shares;

            (c)     this Agreement is the legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms, except as limited by applicable bankruptcy, moratorium, reorganization and other similar laws affecting the enforcement of creditors' rights generally;

            (d)     the Pledged Shares have been duly and validly authorized and issued, are fully paid and non-assessable, and represent ___ percent (___%) of the issued and outstanding shares of capital stock of Production as of the date hereof;

            (e)     no consent, approval or authorization of or designation or filing with any governmental or regulatory authority on the part of Pledgor is required in connection with the pledge and security interest granted under this Agreement;

            (f)     the execution, delivery and performance of this Agreement will not violate any provision of any applicable law or regulation or of any order, judgment, writ, award or decree of any court, arbitrator or governmental authority, domestic or foreign, or of the charter or by-laws of Pledgor or Production or of any securities issued by Pledgor or Production or of any mortgage, indenture, lease, contract, or other agreement, instrument or undertaking to which Pledgor or Production is a party or which purports to be binding upon Pledgor or Production or upon any of their respective assets, and will not result in the creation or imposition of any lien, charge or encumbrance on or security interest in any of the assets of Pledgor or any Subsidiary except as contemplated by this Agreement; and

            (g)     provided that Pledgee remains in continuous possession of the Pledged Shares, the pledge, assignment and delivery of the Pledged Shares pursuant to this Agreement creates a valid first lien on and perfected first priority security interest in such Pledged Shares and the proceeds thereof in favor of Pledgee, for the benefit of Pledgee and the Lenders, subject to no prior pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or to any agreement purporting to grant to any third party a security interest in the property or assets of Pledgor which would include the Pledged Shares. Pledgor covenants and agrees that it will defend, for the benefit of Pledgee and the Lenders, Pledgee's right, title and security interest in and to the Pledged Shares and the proceeds thereof against the claims and demands of all other Persons.

            4.     Additional Stock Certificates, Distributions, Etc.

            (a)     If, while this Agreement is in effect, Pledgor shall become entitled to receive or shall receive (i) any stock certificate (including, without limitation, any certificate representing a stock dividend or a stock distribution in connection with any reclassification, increase or reduction of capital, or issued in connection with any reorganization), or any options or rights, whether as an addition to, in substitution for, or in exchange for any of the Pledged Shares, including without limitation any additional shares of Production issued to or hereafter acquired by Pledgor, or (ii) any stock certificate in connection with the purchase or acquisition by Pledgor of a new company, Pledgor agrees, in each case, to accept the same as Pledgee's agent and to hold the same in trust for Pledgee, and to deliver the same forthwith to Pledgee in the exact form received, with the endorsement of Pledgor when necessary and/or with appropriate undated stock powers duly executed in blank, to be held by Pledgee subject to the terms hereof, as additional collateral security for the Liabilities. Pledgor shall promptly deliver to Pledgee (i) a pledge amendment, duly executed by Pledgor, in substantially the form of Exhibit B hereto (a "Pledge Amendment") with respect to such additional stock certificates, and (ii) any financing statements or amendments to financing statements as requested by Pledgee. Pledgor hereby authorizes Pledgee to attach each Pledge Amendment to this Agreement.

            (b)     In case any distribution of capital stock shall be made on or in respect of the Pledged Shares or any property shall be distributed upon or with respect to the Pledged Shares pursuant to the recapitalization or reclassification of the capital stock of the issuer thereof or pursuant to the reorganization thereof, the property so distributed shall be promptly delivered to Pledgee to be held by it as additional collateral security for the Liabilities. All sums of money and property so paid or distributed in respect of the Pledged Shares which are received by Pledgor shall, until paid or delivered to Pledgee, be held by Pledgor in trust for the benefit of Pledgee as additional collateral security for the Liabilities.

            5.     Voting Rights; Dividends.

            (a)     So long as no Event of Default has occurred and is continuing, Pledgor shall be entitled (subject to the other provisions hereof, including, without limitation, Section 8 below) to (i) exercise its voting and other consensual rights with respect to the Pledged Shares and otherwise exercise the incidents of ownership thereof in any manner not inconsistent with this Agreement, the Loan Agreement or any other Loan Document and (ii) to receive cash dividends or other distributions in the ordinary course made in respect of the Pledged Shares to the extent permitted under the Loan Agreement. Pledgor hereby grants to Pledgee or its nominee, for the benefit of Pledgee and the Lenders, an irrevocable proxy to exercise all voting and corporate rights relating to the Pledged Shares in any instance, including, without limitation, to approve any merger involving Production as a constituent corporation, which proxy shall be effective, at the discretion of Pledgee, upon the occurrence and during the continuance of an Event of Default. After the occurrence and during the continuance of an Event of Default and upon request of Pledgee, Pledgor agrees to deliver to Pledgee such further evidence of such irrevocable proxy or such further irrevocable proxies to vote the Pledged Shares as Pledgee may request.

            (b)     In the event that Pledgor, as record and beneficial owner of the Pledged Shares, shall have received or shall have become entitled to receive, any cash dividends or other distributions in the ordinary course after the occurrence and during the continuance of an Event of Default, Pledgor shall deliver to Pledgee and Pledgee shall be entitled to receive and retain, for the benefit of Pledgee and the Lenders, all such cash or other distributions as additional security for the Liabilities.

            (c)     Subject to any sale or other disposition by Pledgee of the Pledged Shares or other property pursuant to this Agreement, upon termination pursuant to Section 14 hereof of the liens and security interests hereby granted, the Pledged Shares and any other property then held as part of the Pledged Shares in accordance with the provisions of this Agreement shall be returned to Pledgor or to such other Person as shall be legally entitled thereto.

            6.     Rights of Pledgee. Neither Pledgee nor any Lender shall be liable for failure to collect or realize upon the Obligations or any collateral security or guaranty therefor, or any part thereof, or for any delay in so doing, nor shall Pledgee or any Lender be under any obligation to take any action whatsoever with regard thereto. Any or all of the Pledged Shares held by Pledgee hereunder may, if an Event of Default has occurred and is continuing, without notice, be registered in the name of Pledgee or its nominee, and Pledgee or its nominee may thereafter without notice exercise all voting and corporate rights at any meeting with respect to Production and exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the Pledged Shares as if it were the absolute owner thereof, including, without limitation, the right to vote in favor of, and to exchange at its discretion any and all of the Pledged Shares upon, the merger, consolidation, reorganization, recapitalization or other readjustment with respect to Production or upon the exercise by Production or Pledgee of any right, privilege or option pertaining to any of the Pledged Shares, and in connection therewith, to deposit and deliver any and all of the Pledged Shares with any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as Pledgee may determine, all without liability except to account for property actually received by Pledgee (and, as more particularly described in Section 7 below, to account for the surplus, if any, to Pledgor), but Pledgee shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.

            7.     Remedies. Upon the occurrence and during the continuance of an Event of Default, Pledgee may exercise in respect of the Pledged Shares, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the Uniform Commercial Code ("UCC") in effect in the State of Texas from time to time, whether or not the UCC applies to the affected Pledged Shares. Pledgee also, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon Pledgor or any other Person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Pledged Shares, or any part thereof, and/or may forthwith sell, assign, give an option or options to purchase, contract to sell or otherwise dispose of (including the disposition by merger) and deliver said Pledged Shares, or any part thereof, in one or more portions at one or more public or private sales or dispositions, at any exchange or broker's board or at any of Pledgee's offices or elsewhere upon such terms and conditions as Pledgee may deem advisable and at such prices as it may deem best, for any combination of cash and/or securities or other property or on credit or for future delivery without assumption of any credit risk, with the right to Pledgee upon any such sale, public or private, to purchase the whole or any part of said Pledged Shares so sold, free of any right or equity of redemption in Pledgor, which right or equity is hereby expressly waived or released. Pledgee shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization, sale or disposition, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the safekeeping of any and all of the Pledged Shares or in any way relating to the rights of Pledgee or the Lenders hereunder, including reasonable attorneys' fees and legal expenses, first to the payment, in whole or in part, of the Obligations incurred under or pursuant to the Loan Agreement in such order (unless a court of competent jurisdiction shall otherwise direct) as is specified in the Loan Agreement or, if no such order is specified, in such order as Pledgee may elect. Pledgor shall remain liable for any deficiency remaining unpaid after such application. Only after so paying over such net proceeds and after the payment by Pledgee of any other amount required by any provision of law need Pledgee account for the surplus, if any, to Pledgor. Pledgor agrees that Pledgee need not give more than ten days' notice of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place and that such notice is reasonable notification of such matters. No notification need be given to Pledgor if it has signed after default a statement renouncing or modifying any right to notification of sale or other intended disposition.

            8.     No Disposition, Etc. Pledgor agrees that it will not sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Pledged Shares, nor will Pledgor create, incur or permit to exist any pledge, lien, mortgage, hypothecation, security interest, charge, option or any other encumbrance with respect to any of the Pledged Shares, or any interest therein, or any proceeds thereof, except for the lien and security interest provided for by this Agreement. Pledgor agrees that it will not vote to enable, and will not otherwise permit, Production to (a) issue any stock or other securities of any nature in addition to or in exchange or substitution for the Pledged Shares, or (b) dissolve, liquidate, retire any of its capital stock, reduce its capital or merge or consolidate with any other Person; provided that Production may merge with Pledgor as contemplated by Section 8(h) of the Loan Agreement.

            9.     Sale of Pledged Shares.

            (a)     Pledgor recognizes that Pledgee may be unable to effect a public sale or disposition (including, without limitation, any disposition in connection with a merger of Production) of any or all the Pledged Shares by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the "Act"), and applicable state securities laws, but may be compelled to resort to one or more private sales or dispositions thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges and agrees that any such private sale or disposition may result in prices and other terms (including the terms of any securities or other property received in connection therewith) less favorable to the seller than if such sale or disposition were a public sale or disposition and, notwithstanding such circumstances, agrees that any such private sale or disposition shall be deemed to be reasonable and affected in a commercially reasonable manner. Pledgee shall be under no obligation to delay a sale or disposition of any of the Pledged Shares in order to permit Pledgor or Production to register such securities for public sale under the Act, or under applicable state securities laws, even if Pledgor or Production would agree to do so.

            (b)     Pledgor further agrees to do or cause to be done all such other acts and things as may be necessary to make such sales or dispositions of the Pledged Shares valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sales or dispositions, all at Pledgor's expense. Pledgor further agrees that a breach of any of the covenants contained in Sections 4, 5(a), 5(b), 8, 9 and 10 will cause irreparable injury to Pledgee and the Lenders and that Pledgee and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, agrees, without limiting the right of Pledgee to seek and obtain specific performance of other obligations of Pledgor contained in this Agreement, that each and every covenant referenced above shall be specifically enforceable against Pledgor, and Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.

            (c)     Pledgor further agrees to indemnify and hold harmless Pledgee and each Lender, their respective successors and assigns, their respective officers, directors, employees and agents, and any Person in control of any thereof, from and against any loss, liability, claim, damage and expense, including, without limitation, legal fees and expenses (in this paragraph collectively called the "Indemnified Liabilities"), under federal and state securities laws or otherwise insofar as such Indemnified Liability (i) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement, prospectus or offering memorandum or in any preliminary prospectus or preliminary offering memorandum or in any amendment or supplement to any thereof or in any other writing prepared in connection with the offer, sale or resale of all or any portion of the Pledged Shares or other Collateral unless such untrue statement of material fact was provided by Pledgee or such Lender specifically for inclusion therein, or (ii) arises out of or is based upon any omission or alleged omission to state therein a material fact required to be stated or necessary to make the statements therein not misleading, such indemnification to remain operative regardless of any investigation made by or on behalf of Pledgee or any successor thereof, or any Person in control of any thereof. In connection with a public sale or other distribution, Pledgor will provide customary indemnification to any underwriters, their successors and assigns, officers and directors and each Person who controls any such underwriter (within the meaning of the Act). If and to the extent that the foregoing undertakings in this paragraph may be unenforceable for any reason, Pledgor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The obligations of Pledgor under this paragraph (c) shall survive any termination of this Agreement.

            (d)     Pledgor further agrees to waive any and all rights of subrogation it may have against Production upon the sale or disposition of all or any portion of the Pledged Shares by Pledgee pursuant to the terms of this Agreement until all of the Liabilities have been indefeasibly paid in full.

            10.     Further Assurances. Pledgor agrees that at any time and from time to time upon the written request of Pledgee, Pledgor will execute and deliver all stock powers, financing statements and such further documents and do such further acts and things as Pledgee may reasonably request consistent with the provisions hereof in order to effect the purposes of this Agreement.

            11.     Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            12.     No Waiver; Cumulative Remedies. Pledgee shall not by any act, delay, omission or otherwise be deemed to have waived any of its remedies hereunder, and no waiver by Pledgee shall be valid unless in writing and signed by Pledgee, and then only to the extent therein set forth. A waiver by Pledgee of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Pledgee would otherwise have on any further occasion. No course of dealing between Pledgor and Pledgee or any Lender and no failure to exercise, nor any delay in exercising on the part of Pledgee, any right, power or privilege hereunder or under the Loan Documents shall impair such right or remedy or operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

            13.     Successors; Applicable Law. This Agreement and all obligations of Pledgor hereunder shall be binding upon the successors and assigns of Pledgor, and shall, together with the rights and remedies of Pledgee and the Lenders hereunder, inure to the benefit of Pledgee and the Lenders and their respective successors and assigns, except that Pledgor shall not have any right to assign its rights or obligations under this Agreement or any interest herein without the prior written consent of Pledgee. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

            14.     Termination. This Agreement and the liens and security interests granted hereunder shall terminate and Pledgee shall return the Pledged Shares to Pledgor upon the earlier of (a) release of the Pledged Shares pursuant to Sections 8(e) and 8(h) of the Loan Agreement, or (b) (i) indefeasible payment in full of the Liabilities and (ii) termination of all commitments under the Loan Agreement.

            15.     Possession of Collateral. Beyond the exercise of reasonable care to assure the safe custody of the Pledged Shares in the physical possession of Pledgee pursuant hereto, neither Pledgee nor any Lender, nor any nominee of any of them shall have any duty or liability to collect any sums due in respect thereof or to protect, preserve or exercise any rights pertaining thereto (including any duty to ascertain or take action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to the Pledged Shares and any duty to take any necessary steps to preserve rights against any parties with respect to the Pledged Shares), and shall be relieved of all responsibility for the Pledged Shares upon surrendering them to Pledgor. Pledgor assumes the responsibility for being and keeping itself informed of the financial condition of Production and of all other circumstances bearing upon the risk of non-payment of the Liabilities, and Pledgee shall have no duty to advise Pledgor of information known to Pledgee regarding such condition or any such circumstance. Pledgee shall have no duty to inquire into the powers of Production or their respective officers, directors or agents thereof acting or purporting to act on their behalf.

            16.     Survival of Representations. All representations and warranties of Pledgor contained in this Agreement shall survive the execution and delivery of this Agreement.

            17.     Taxes and Expenses. Pledgor will upon demand pay to Pledgee, for the benefit of the Lenders, (a) any taxes (excluding income taxes, franchise taxes or other taxes levied on gross earnings, profits or the like of Pledgee or any of the Lenders) payable or ruled payable by any federal or state authority in respect of this Agreement, together with interest and penalties, if any, and (b) all reasonable expenses, including the reasonable fees and expenses of counsel for Pledgee and each Lender and of any experts and agents that Pledgee or the Lenders may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Shares, (iii) the exercise or enforcement of any of the rights of Pledgee or the Lenders hereunder, or (iv) the failure of Pledgor to perform or observe any of the provisions hereof.

            18.     Pledgee Appointed Attorney-In-Fact. Pledgor hereby irrevocably appoints Pledgee as Pledgor's attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in Pledgee's discretion, to take any action and to execute any instrument that Pledgee deems reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to Pledgor representing any dividend, interest payment or other distribution in respect of the Pledged Shares or any part thereof and to give full discharge for the same, when and to the extent permitted by this Agreement.

            19.     Notices. Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or United States mail and shall be deemed to have been given (a) if delivered in person, when delivered; (b) if delivered by telecopy, at the time and on the date of transmission if transmitted on a Business Day before 4:00 p.m. (Dallas, Texas time) or, if not, at 9:00 a.m. (Dallas, Texas time) on the next succeeding Business Day; (c) if delivered by overnight courier, two days after delivery to such courier properly addressed; or (d) if by United States mail, four Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

            Notices shall be addressed as follows:

            (a)     If to Pledgor:

Pontotoc Acquisition Corporation
c/o Ascent Energy, Inc.
650 Poydras Street, Suite 2200
New Orleans, Louisiana 70130
Attn: Mr. Jeffrey Clarke
Fax No.: ____________________

                        With a copy to:

Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.
201 St. Charles Avenue, Suite 5100
New Orleans, Louisiana 70170-5100
Attn: William B. Masters, Esq.
Fax No.: (504) 582-8380

            (b)     If to Pledgee:

Fortis Capital Corp.
100 Crescent Court, Suite 1777
Dallas, Texas 75201
Attn: Darrell H. Holley
Fax: (214) 754-5982

   With a copy to:

Patton Boggs LLP
2001 Ross Avenue, Suite 3000
Dallas, Texas 75201
Attn: Robert S. Rendell, Esq.
Fax: (214) 758-1550

or in any case, to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 19. A notice not given as provided above shall, if it is in writing, be deemed given if and when actually received by the party to whom given. The serving party shall use good faith efforts to notify the recipient by telephone of any notice or other communication delivered by telex or telecopy.

            20.     Changes in Writing. No amendment, modification, termination or waiver of any provision of this Agreement or consent to any departure by Pledgor therefrom shall in any event be effective without the written concurrence of Pledgee and Pledgor, and then only to the extent specifically set forth in such writing.

            21.     Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

            22.     Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

            23.     Entire Agreement. This Agreement, the Loan Agreement and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations and understandings, whether written or oral, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto.

            24.     CONSENT TO JURISDICTION AND SERVICE OF PROCESS. PLEDGOR HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF DALLAS, STATE OF TEXAS AND IRREVOCABLY AGREES THAT, SUBJECT TO PLEDGEE'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. PLEDGOR EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. PLEDGOR HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON PLEDGOR BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO PLEDGOR, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN  POSTED.

            25.     WAIVER OF JURY TRIAL. PLEDGOR AND PLEDGEE HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. PLEDGOR AND PLEDGEE ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. PLEDGOR AND PLEDGEE WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers on the date first above written.

PONTOTOC ACQUISITION CORPORATION
By:________________________ Name:______________________ Title:_______________________

FORTIS CAPITAL CORP., as a Lender and as Agent for the Lenders
By:________________________ Name:______________________ Title:_______________________

By:________________________ Name:______________________ Title:_______________________

ACKNOWLEDGEMENT

            The undersigned hereby (i) acknowledges receipt of a copy of the foregoing Stock Pledge Agreement, (ii) waives any rights or requirement at any time hereafter to receive a copy of such Stock Pledge Agreement in connection with the registration of any Pledged Shares (as defined therein) in the name of Pledgee or its nominee or the exercise of voting rights by Pledgee and (iii) agrees promptly to note on its books and records the grant of the security interest in the stock of the undersigned as provided in such Stock Pledge Agreement, and (iv) agrees to comply with instructions originated by Pledgee pursuant to the Stock Pledge Agreement without further consent by Pledgor.

Dated: July ____, 2001

PONTOTOC PRODUCTION, INC.
By:________________________ Name:______________________ Title:_______________________

EXHIBIT A

DESCRIPTION OF CAPITAL STOCK OF PRODUCTION
Stock Issuer	Class of Stock	Stock Certificate No.	Authorized No. of Shares	Outstanding Shares	Shares Issued and Held in Treasury	Owned by Pontotoc Acquisition Corporation
Pontotoc Production, Inc.

EXHIBIT B

PLEDGE AMENDMENT

            This Pledge Amendment, dated ___________________ is delivered pursuant to Section 4 of the Stock Pledge Agreement referred to below. The undersigned hereby agrees that this Pledge Amendment may be attached to the Stock Pledge Agreement, dated as of July 27, 2001, between the undersigned and Fortis Capital Corp. (the "Stock Pledge Agreement"; capitalized terms defined therein being used herein as therein defined) and that the shares listed on this Pledge Amendment shall be deemed to be part of the Pledged Shares and shall secure all Liabilities.

Stock Issuer	Class of Stock	Stock Certificate No.	Authorized No. of Shares	Outstanding Shares	Shares Issued and Held in Treasury	Owned by Pontotoc Acquisition Corporation

PONTOTOC ACQUISITION CORPORATION
By:________________________ Name:______________________ Title:_______________________

EXHIBIT E

ASSIGNMENT AND ASSUMPTION AGREEMENT

Date ________________, 200_

            Reference is made to that certain Loan Agreement dated as of July ___, 2001 (as from time to time amended, the "Loan Agreement"), by and among Ascent Energy Inc., as Borrower, Fortis Capital Corp., as Agent, and certain financial institutions, as Lenders, which Loan Agreement is in full force and effect on the date hereof. Terms which are defined in the Loan Agreement are used herein with the meanings given them in the Loan Agreement.

            _____________________ ("Assignor") and _______________________("Assignee") hereby agree as follows:

            1.     Assignor hereby sells and assigns to Assignee without recourse and without representation or warranty (other than as expressly provided herein), and Assignee hereby purchases and assumes from Assignor, that interest in and to all of Assignor's rights and duties under the Loan Agreement as of the date hereof which represents the percentage interest specified in Item 3 of Annex I hereto (the "Assigned Share") of all of the outstanding rights and obligations of all Lenders under the Loan Agreement, including, without limitation, all rights and obligations with respect to the Assigned Share in Assignor's Loans and Note. After giving effect to such sale and assignment, Assignee's Percentage Share (and Assignor's remaining Percentage Share) will be as set forth in Item 3 of Annex I hereto.

            2.     Assignor: (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement, the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower, any other Restricted Person or the performance or observance by any of them of any of their respective obligations under the Loan Agreement, the other Loan Documents, or any other instrument or document furnished pursuant thereto.

            3.     Assignee: (i) confirms that it has received a copy of the Loan Agreement, together with copies of the financial statements most recently delivered thereunder and such other Loan Documents and other documents and information as it has deemed appropriate to make its own analysis of Borrower and the transactions contemplated by the Loan Agreement and its own independent decision to enter into this Assignment and Assumption Agreement; (ii) agrees that it will, independently and without reliance upon Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (iii) confirms that it is a an Eligible Assignee under the Loan Agreement; (iv) appoints and authorizes Agent to take such action as Agent on its behalf and to exercise such powers under the Loan Agreement and the other Loan Documents as are specifically delegated to them, together with all other powers reasonably incidental thereto; and (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender (including the obligation to make future Loans).

            4.     Following the execution of this Assignment and Assumption Agreement by Assignor and Assignee, an executed original hereof (together with all attachments) will be delivered to Agent. The effective date of this Assignment and Assumption Agreement (the "Settlement Date") shall be the date specified in Item 4 of Annex I hereto; provided that this Assignment and Assumption Agreement shall not be deemed to have taken effect unless (i) the consent hereto of Agent and Borrower has been obtained (to the extent required in the Loan Agreement), (ii) Agent has received a fully executed original hereof, and (iii) Agent has received the processing fee referred to in Section 19(f)(iii)(C) of the Loan Agreement.

            5.     Upon the satisfaction of the foregoing conditions, then as of the Settlement Date: (i) Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment and Assumption Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) Assignor shall, to the extent provided in this Assignment and Assumption Agreement, relinquish its rights and be released from its duties under the Loan Agreement and the other Loan Documents.

            6.     All interest, fees and other amounts that would otherwise accrue pursuant to the Loan Agreement and Assignor's Note for the account of Assignor from and after the Settlement Date shall, instead accrue for the account of, and be payable to, Assignor and Assignee, as the case may be, in accordance with their respective interests as reflected in Item 3 to Annex I hereto. All payments of principal that would otherwise be payable from and after the Settlement Date to or for the account of Assignor pursuant to the Loan Agreement and Assignor's Note shall, instead, be payable to or for the account of Assignor and Assignee, as the case may be, in accordance with their respective interests as reflected in Item 3 to Annex I hereto. On the Settlement Date, Assignee shall pay to Assignor an amount specified by Assignor in writing which represents the portion of Assignor's Loans which is being assigned and which is outstanding on the Settlement Date, net of any closing costs. Assignor and Assignee shall make all appropriate adjustments in payments under the Loan Agreement for periods prior to the Settlement Date directly between themselves on the Settlement Date.

            7.     Each of the parties to this Assignment and Assumption Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment and Assumption Agreement.

            8.     This Assignment and Assumption Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas.

            IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Assignment and Assumption Agreement, as of the date first above written, such execution also being made on Annex I hereto.

[NAME OF ASSIGNOR] as Assignor
By: ______________________ Title: ______________________
[NAME OF ASSIGNEE]
By: ______________________ Title: ______________________

CONSENTED TO AND ACKNOWLEDGED:

FORTIS CAPITAL CORP.
as Agent

By: _______________________________
Title: __________________________

By: _______________________________
Title: __________________________

If Required:

ASCENT ENERGY INC.,
Borrower

By: _______________________________
Title: __________________________

ANNEX FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

ANNEX I

1.     Borrower: Ascent Energy Inc.

2.     Date of Assignment Agreement:

3.     Amounts (as of date of item #2 above):

Assignor (as Revised)	Assignee New

a. Percentage Share
__________%	__________%
b. Percentage Share of     Borrowing Base:
$ _________	$ _________

4.     Settlement Date:

5.     Notices:

        ASSIGNEE:

        ___________________________
        ___________________________
        ___________________________
        Attention: ___________________
        Telephone: __________________
        Telecopy: ___________________

6.     Wiring Instructions:

        ___________________________
        ___________________________
        ___________________________

_____________________________
(1)        Percentage taken to 12 decimal places